UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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(Rule 14a-101)
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OMNICARE, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 21, 2015
The 2015 Annual Meeting of Stockholders of Omnicare, Inc. will be held at the Renaissance Hotel, 36 East Fourth Street, Cincinnati, Ohio, on Thursday, May 21, 2015 at 9:00 a.m. We are holding the Annual Meeting to consider and act upon:

(1)	the election of nine directors nominated by our Board of Directors and named in the Proxy Statement;

(2)	an advisory vote to approve our executive compensation;

(3)	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015; and

(4)	any other business as may properly be brought before the meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 31, 2015, the record date for the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, please vote your shares by phone, via the Internet or by mail, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting does not prevent you from changing your vote in person if you choose to attend the meeting.
By Order of the Board of Directors,

Alexander M. Kayne
Senior Vice President, Secretary and General Counsel

Cincinnati, Ohio
April 17, 2015

PROXY STATEMENT

OVERVIEW OF 2014 PERFORMANCE AND 2015 ANNUAL MEETING
The following summary highlights information contained elsewhere in this Proxy Statement to assist you in reviewing our 2014 performance and the matters to be considered at our 2015 Annual Meeting of Stockholders. The summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2014, before voting. See Appendix A for a reconciliation of certain non-GAAP financial measures set forth in this Proxy Statement to the most comparable financial measures computed in accordance with U.S. generally accepted accounting principles (“GAAP”). This Proxy Statement and a proxy card are first being sent to stockholders on or about April 17, 2015.
2014 Business Performance Highlights

Our financial performance was strong during 2014, a year in which we made significant progress in becoming a more diversified healthcare services company. We generated record performance in revenues of $6.42 billion, adjusted EBITDA of $718 million and adjusted cash earnings per diluted share of $3.72.

We returned more than 50% of our operating cash flows to stockholders for a third consecutive year. During 2014, we returned approximately $315 million of capital to stockholders through dividends and share repurchases, and over the past three years, we have returned more than $1 billion of capital. In the fourth quarter, we increased our quarterly dividend by 10% to $0.22 per share, our fifth consecutive annual increase.
Net Sales	Adjusted Cash Earnings Per Diluted Share

OVERVIEW OF PERFORMANCE AND ANNUAL MEETING

2015 Annual Meeting of Stockholders
Attending the Annual Meeting

Date and Time:	Thursday, May 21, 2015 at 9:00 a.m.

Place:	Renaissance Hotel, 36 East Fourth Street, Cincinnati, Ohio

Record Date:	Friday, March 31, 2015
Voting at the Annual Meeting

By Telephone:	Call (800) 690-6903, 24 hours a day, seven days a week through May 20, 2015

On the Internet:	Visit www.proxyvote.com, 24 hours a day, seven days a week through May 20, 2015

By Mail:	Complete and return a copy of the proxy card in the postage-paid envelope provided

In Person:	Complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting
Proposal 1 - Election of Directors (see page 43)
The following table provides summary information about our nine director nominees, each of whom currently serves on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. The Board of Directors recommends that you vote FOR each of the director nominees.

Name and Principal Occupation	Age	Director Since	Independent	Current Committees
John L. Bernbach Vice Chairman of the Engine Group	71	2013	Yes	Compensation
James G. Carlson Former CEO and Chairman of the Board of Amerigroup Corp.; Founding Partner of Guidon Partners	62	2013	Yes	Audit
Mark A. Emmert President of the National Collegiate Athletic Association	62	2011	Yes	Compensation, Compliance
Steven J. Heyer Lead Director of Lazard Ltd; Chairman of Clipfort; Founding Investor and Lead Director of NeueHouse	62	2008	Yes	Compensation (Chair), Nominating, Executive
Sam R. Leno Former COO of Boston Scientific Corporation	69	2012	Yes	Audit
Nitin Sahney CEO and President of Omnicare, Inc.	52	2014	No	Executive
Barry P. Schochet Operating Partner of CIC Partners	64	2011	Yes	Compliance (Chair)
James D. Shelton Chairman of the Board of Omnicare, Inc.	61	2008	Yes	Nominating (Chair), Executive (Chair)
Amy Wallman Retired Audit Partner at Ernst & Young International	65	2004	Yes	Audit (Chair), Compliance, Nominating, Executive

OVERVIEW OF PERFORMANCE AND ANNUAL MEETING

Proposal 2 - Advisory Vote on Executive Compensation (see page 47)
The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.
2014 Executive Compensation Highlights
A significant majority of the total target compensation of our Named Executive Officers is at-risk in the form of performance-based incentive awards, supporting our commitment to pay-for-performance and strengthening alignment with stockholders. For 2014, approximately 87% of our Chief Executive Officer’s compensation, and an average of more than 65% of our other Named Executive Officers’ 2014 compensation was at-risk.

Target Compensation At-Risk

The earned compensation of our Named Executive Officers in 2014 reflected our continued strong financial performance. The Named Executive Officers earned annual cash incentive awards ranging between 107% and 115% of target based on our 2014 adjusted cash earnings per diluted share performance of $3.72 and the achievement of individual performance goals. The Compensation Committee also modified the structure of these awards for 2014 to eliminate a discretionary individual modifier, which previously permitted the Committee to increase an individual’s award in its discretion.
The NEOs were also granted long-term incentive awards in 2014, 70% of which were comprised of performance-based restricted stock units (up from 60% in 2013 and 50% in 2012) that may vest based on our performance with respect to specified financial goals over a three-year performance period ending December 31, 2016, and 30% of which were comprised of restricted stock that vests over four years.

OVERVIEW OF PERFORMANCE AND ANNUAL MEETING

2014 Compensation Practices at a Glance
In 2014, we continued our focus on best practices in executive compensation, including through the following:

✓ DO balance cash and equity compensation with a strong emphasis on performance share units

✓ DO provide incentive award opportunities based on performance with respect to goals that promote stockholder value

✓ DO enhance executive officer retention and alignment with long-term stockholder value through multi-year vesting schedules for restricted stock awards

✓ DO maintain a Compensation Committee comprised solely of independent directors that engages an independent compensation consultant

✓ DO assess the competitiveness of our executive compensation program by comparison to the median of a group of peer companies

✓ DO require executive officers and directors to own and retain shares of our common stock that have significant value to strengthen alignment with stockholder interests
✓ DO enable the Compensation Committee to recoup incentive compensation in the event of a financial restatement due to material noncompliance with financial reporting requirements

✗    DO NOT provide guaranteed minimum payouts or uncapped award opportunities

✗    DO NOT pay dividends on equity awards prior to vesting

✗    DO NOT provide our executive officers with tax gross-ups with respect to severance benefits paid in connection with a change in control

✗    DO NOT enter into employment or severance agreements with executive officers that provide single-trigger change in control benefits

✗    DO NOT provide executive officers with excessive perquisites or other personal benefits

✗    DO NOT permit our directors, officers and employees to engage in hedging transactions in our securities or pledge our securities without the prior approval of our General Counsel and the Compensation Committee chairperson

Proposal 3 - Ratification of Appointment of PricewaterhouseCoopers LLP (see page 47)
PricewaterhouseCoopers audited our financial statements for fiscal 2014 and has been our registered independent public accounting firm since 1981. The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015.

GENERAL INFORMATION

GENERAL INFORMATION
This Proxy Statement is being furnished to solicit proxies on behalf of the Board of Directors (the “Board”) of Omnicare, Inc. (“Omnicare,” “we,” “us” or the “Company”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m. local (Eastern) time on Thursday, May 21, 2015 at the Renaissance Hotel, 36 East Fourth Street, Cincinnati, Ohio, and at any adjournments thereof.
The Company will bear the expense of soliciting proxies on behalf of the Board. Starting on or about April 17, 2015, the Company will mail this Proxy Statement, our 2014 Annual Report and a proxy card to stockholders. In addition to solicitation by mail, our officers and employees may, without extra remuneration, solicit proxies personally, by telephone, by facsimile or by other electronic means from stockholders. The Company expects to retain D. F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies at a cost that will not exceed $12,500, plus reimbursement of reasonable expenses. In addition, the Company will reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.
References to fiscal years in this Proxy Statement mean our fiscal year ended or ending on December 31 of such year. For example, “fiscal 2014” refers to our fiscal year ended December 31, 2014.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2015:
This Proxy Statement and our 2014 Annual Report are available at http://proxy.omnicare.com.

Address for Notices and Requests
All notices to, or requests of, our Corporate Secretary should be sent to: Omnicare, Inc., 900 Omnicare Center, 201 East Fourth Street, Cincinnati, Ohio 45202, Attn: Corporate Secretary.
Householding
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061, or in writing at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.
THE ANNUAL MEETING AND VOTING YOUR SHARES
Who Can Vote
Stockholders of record as of the close of business on March 31, 2015 (the “record date”) are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 96,876,512 shares of our common stock were outstanding. Stockholders as of the record date will have one vote per share for the election of each of the nine director nominees and one vote per share on each other voting matter.
A list of our stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for the ten days preceding the meeting at our principal executive offices located at 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202.
How to Vote
You may vote your shares of common stock in one of several ways, depending on how you hold your shares.

THE ANNUAL MEETING AND VOTING YOUR SHARES

Stockholders of Record
If you own shares registered in your name (a “stockholder of record”), you may:

(
Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on May 20, 2015. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8
Vote your shares by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern Time on May 20, 2015. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
+
Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR
I	Vote your shares by attending the Annual Meeting in person and depositing your proxy card or completing a ballot that will be distributed at the Annual Meeting.
Beneficial Owners
If you hold shares in “street name” through a broker or other custodian (a “beneficial owner”), follow the instructions you receive from your broker or custodian to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.
If you do not instruct your broker or custodian how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 3). However, your broker or custodian will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 2).
Votes by Proxy
All shares represented by valid proxies that have not been revoked will be voted at the Annual Meeting in the manner specified. Where specific choices are not indicated, the shares represented will be voted consistent with our Board’s recommendations:

✓	FOR the election of all nine director nominees named in this Proxy Statement;

✓	FOR the approval, on an advisory basis, of our executive compensation;

✓	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015; and

•	In the discretion of the proxy holders, on any other matters that properly come before the Annual Meeting.
How to Change or Revoke Your Vote
Your presence at the Annual Meeting will not automatically revoke your prior vote by proxy. If you are a stockholder of record, you may change or revoke your proxy if you:

•	Execute and return a later-dated proxy at any time before a vote is taken at the Annual Meeting;

•	Vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 20, 2015;

•	Deliver a written notice of revocation prior to or during the Annual Meeting; or

•	Attend the Annual Meeting and vote in person.
If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

THE ANNUAL MEETING AND VOTING YOUR SHARES

Attending the Annual Meeting
For the safety and security of our stockholders, you will be denied admittance to the Annual Meeting if you fail to present satisfactory proof of share ownership and photo identification or if you otherwise refuse to comply with our security procedures. Proof of ownership can be accomplished through the following:

•	The Notice of Annual Meeting of Stockholders;

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of common stock on March 31, 2015;

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.
Even if you expect to attend the Annual Meeting in person, we urge you to vote your shares in advance by telephone, over the Internet or by signing, dating and returning the proxy card in the envelope provided.
Quorum
We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of the shares of our common stock outstanding as of the close of business on the record date, March 31, 2015, are present, either in person or by proxy. Shares held by stockholders who abstain from voting or whose shares are represented by broker non-votes on any proposal will be included as shares present at the Annual Meeting for purposes of determining a quorum.
CORPORATE GOVERNANCE
Governance Policies
Our Corporate Governance Guidelines reflect the principles by which we operate, including with respect to director independence, Board and committee composition, mandatory director retirement, director compensation and leadership development. Under our Corporate Governance Guidelines, the Board is tasked with providing oversight and guidance to senior management with a view to increasing stockholder value over the long term. The Nominating and Governance Committee of the Board is responsible for overseeing and reviewing the Corporate Governance Guidelines annually and recommending appropriate changes, if any, to the Board.
Each of our directors, officers and employees is required to comply with our Code of Business Conduct and Ethics, which establishes legal and ethical standards for conducting our business in accordance with the rules of the NYSE and the Securities and Exchange Commission (the “SEC”). We also maintain a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which supplements the generally applicable Code of Business Conduct and Ethics and promotes full and accurate financial reporting.
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on our website at www.omnicare.com, and copies of each policy may be obtained, upon request, from our Corporate Secretary. Information on our website is not a part of this Proxy Statement.
Risk Management
The Board has ultimate oversight responsibility for our risk management process. The Board, directly and indirectly through its committees, regularly discusses with and receives updates from senior management, outside counsel and consultants relating to the identification, assessment, management and mitigation of the significant risks the Company faces, including operational, strategic, governmental, regulatory and compliance, financial, political and reputational risks.
The Board’s committees exercise oversight of specific risks related to their particular areas of responsibility. The Audit Committee monitors risks associated with financial reporting and internal controls, receives annual reports on risk assessment from our independent outside auditor and regularly discusses financial and economic risks as well as potential financial implications of certain regulatory and legal risks. The Compliance Committee, in conjunction with our General

CORPORATE GOVERNANCE

Counsel and Chief Compliance Officer, monitors our regulatory and legal risks and oversees our compliance with applicable laws and regulations, including federal and state healthcare reimbursement laws. The Compensation Committee monitors risks associated with our compensation policies and programs. The Nominating and Governance Committee monitors risks associated with management succession planning and assists the Board in monitoring risks associated with our corporate governance practices, including the composition and function of the Board.
Management conducts periodic risk assessments to identify current and emerging risks to the Company, evaluate the likelihood and potential magnitude of such risks, and develop strategies to mitigate and manage controllable aspects of such risks. Management discusses the results of the risk assessments with the Board, the Audit Committee, the Compliance Committee and other Board committees, as appropriate.
As part of the Company’s risk management process, in 2014, the Board adopted the Company’s Fifth Amended and Restated By-laws (our “Bylaws”), which became effective on January 1, 2015. In addition to certain clarifying or conforming changes to the Company’s previously existing bylaws, the Bylaws designate the Court of Chancery of the State of Delaware (the Company’s state of incorporation) as the exclusive forum for certain specified actions, including derivative actions brought on behalf of the Company and other matters concerning Delaware corporate law. Our Board determined that the exclusive forum provision is in the best interests of our Company and our stockholders for several reasons, including the importance of preventing the unnecessary diversion of corporate resources to address costly, wasteful and duplicative multi-forum litigation and mitigating the risk of inconsistent and unpredictable litigation outcomes.
Compensation Risk Assessment
As part of its risk oversight role, the Compensation Committee annually reviews our compensation program to ensure that our compensation policies and practices do not create incentives for employees to take unnecessary risks contrary to the interests of our stockholders. Based on its 2014 review, which included management’s assessment of the risks of our compensation program, the Compensation Committee determined that our compensation practices and policies for all employees do not create risks that are reasonably likely to have a material adverse effect on our Company. The factors considered by the Compensation Committee as part of its 2014 review include:

•	our compensation targets and awards are aligned with our compensation philosophy;

•	the Compensation Committee annually reviews and determines an appropriate peer group to maintain the competitiveness of our compensation;

•	target compensation is reviewed and established annually after a thorough review of peer compensation practices and input from an independent compensation consultant;

•	total direct compensation is appropriately balanced with significant weight placed on long-term incentive compensation that is aligned with stockholder interests;

•	performance metrics for short- and long-term incentive compensation align with our business plan and investor expectations;

•	participants in our incentive plan must adhere to Company policies, including our Code of Business Conduct and Ethics and our Corporate Integrity Agreement to be eligible for awards;

•
short- and long-term incentive awards have capped payouts that are subject to downward discretionary adjustment by the Compensation Committee to ensure alignment with stockholder interests, taking into consideration market and industry conditions that are not express performance goals;

•	long-term incentive awards are strongly weighted towards performance-based vesting with a multi-year time-based vesting component to support retention;

•
our policies and guidelines (including incentive compensation clawback, anti-hedging and anti-pledging polices) govern individual employee and overall corporate conduct to ensure actions taken are not contrary to the interests of our stockholders; and

•	stock ownership guidelines for our executive officers enhance alignment of their interests with our stockholders.

OUR BOARD OF DIRECTORS

Related Party Transactions
Our written related party transactions policy requires that the Audit Committee approve any transaction or series of similar transactions exceeding $120,000 in which the Company is a participant and any of our executive officers, directors, holders of more than 5% of our common stock, or an immediate family member of any of the foregoing, has a direct or indirect material interest (each a “related party transaction”). In determining whether to approve a related party transaction, the Audit Committee considers all relevant facts and circumstances, including whether the terms of the transaction are less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the nature of the related party’s relationship with the Company, and whether the transaction is likely to impair the judgment of a director or executive officer to act in the best interests of the Company. In evaluating related party transactions, directors must recuse themselves from any discussion or decision that affects their personal, business or professional interests.
Since January 1, 2014, there have not been any related party transactions and, as of the date of this Proxy Statement, no related party transactions are currently proposed.
OUR BOARD OF DIRECTORS
Leadership Structure
Pursuant to our Corporate Governance Guidelines, a non-executive Chairman of the Board presides over meetings of the Board and the stockholders. The Chairman of the Board monitors the content, quality and timeliness of information sent to the Board, is available for consultation with management regarding oversight of business affairs, and facilitates communication among the independent directors and between the Board and management. The Board has adopted this leadership structure to promote decision making and governance independent of management and to facilitate the Board’s oversight and evaluation responsibilities.
Director Independence
Under our Corporate Governance Guidelines, a majority of the Board must be comprised of directors who meet the director independence requirements set forth in the NYSE listing standards. In this regard, no director qualifies as independent unless the director satisfies certain bright-line independence standards and the Board affirmatively determines that the director has no direct or indirect material relationship with us.
The Board undertook its annual review of director independence in March 2015 and determined that each of Messrs. Bernbach, Carlson, Emmert, Heyer, Leno, Schochet and Shelton and Ms. Wallman is independent. Mr. Sahney is not considered independent under the NYSE standards due to his employment as our Chief Executive Officer. In the course of reviewing the independence of each director, the Board considers transactions and relationships, if any, between a director or any member of his or her immediate family, on the one hand, and the Company, its subsidiaries and affiliates, or members of senior management or any of their immediate family members, on the other hand. As of the date of the most recent review of independence, there were no such transactions or relationships.
Compensation Committee Interlocks and Insider Participation
As of the date of this Proxy Statement, no member of the Compensation Committee is a current or former officer or employee of the Company and none of our executive officers serves or has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee or has any interlocking relationship as set forth in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Meetings
In 2014, the Board met seven times. Each director attended at least 75% of the meetings of the Board and of the committees on which he or she served. The directors are strongly encouraged, but not required, to attend our annual meeting of stockholders. In 2014, all directors then serving on the Board attended the annual meeting of stockholders.
Non-management directors meet in private session without management present at the regularly scheduled Board meetings in February and September and at such other times as may be appropriate. If one or more non-management directors are not independent, an executive session of only the independent directors is held at least once per year. The

OUR BOARD OF DIRECTORS

Chairman of the Board generally presides over meetings of the non-management directors and independent directors. If the Chairman is not present, such meetings are led by a presiding director chosen by a plurality of the directors present. After each such meeting, the Chairman of the Board or the presiding director, as the case may be, confers with the CEO or the Chairman of the Board, as applicable, as to any matters that may require his or her attention.
Board Committees
Our Board has standing Audit, Compensation, Compliance, Nominating and Governance, and Executive Committees. Each committee, other than the Executive Committee, is comprised of directors that are independent within the meaning of the NYSE listing rules. Each committee’s charter is available on our website at www.omnicare.com and copies may be obtained, upon request, from our Corporate Secretary. Information on our website is not a part of this Proxy Statement.

AUDIT COMMITTEE
Current Members:	A. Wallman (Chair, Audit Committee Financial Expert)	2014 Meetings:
	J. Carlson (Audit Committee Financial Expert)	10
S. Leno (Audit Committee Financial Expert)
Key Responsibilities:
•	Engage, appoint, evaluate, compensate and replace (as necessary) our independent auditor
•	Meet with management and our independent auditor regularly to consider the adequacy of our internal controls and financial reporting process and the reliability of our publicly filed financial reports
•	Review and approve in advance all audit, audit-related and non-audit services performed by our independent auditor
•	Meet regularly with our independent auditor and our Chief Audit Officer in private session
•	Evaluate the independence and performance of our independent auditor and the performance of our internal audit function
•	Review our critical accounting policies, our annual report on Form 10-K and our quarterly reports on Form 10-Q

COMPENSATION COMMITTEE
Current Members:	S. Heyer (Chair)	2014 Meetings:
	J. Bernbach	6
M. Emmert
Key Responsibilities:
•
Ensure that our compensation policies and practices support the successful recruitment, development and retention of highly-qualified executive officers and other key employees to achieve our business objectives and optimize long-term financial performance

•	Grant options and/or stock awards to directors, executive officers and key employees under our stock plans
•
Review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate our CEO’s performance in light of these goals and objectives, and, based on this evaluation, recommend to the independent members of the Board our CEO’s compensation

•	Review and approve the compensation of our other executive officers
•	Recommend to the Board the compensation of directors and equity-based incentive compensation plans applicable to all employees
•	Oversee the preparation and filing of the description of our executive compensation included in the proxy statement for our annual meeting of stockholders
•	Review potential risks of our compensation programs and policies
The Compensation Committee may delegate any of the above responsibilities to subcommittees as it deems appropriate.
Independent Compensation Consultant
The Compensation Committee has authority to retain a compensation consultant to assist it in the evaluation of director and executive officer compensation, but only after considering all factors relevant to the consultant’s independence

OUR BOARD OF DIRECTORS

from management, including the specific factors set forth in Rule 10C-1 under the Exchange Act. In addition, the Compensation Committee is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. The Compensation Committee regularly reviews the services provided by, and annually assesses the independence of, its compensation consultant.
Since 2010, the Compensation Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. PM&P reports directly to the Compensation Committee and interacts with management at the Compensation Committee’s direction. The Compensation Committee and its chairperson have regular opportunities to meet with PM&P in executive sessions without management present. The Compensation Committee reviewed the independence of PM&P in 2014, and determined that PM&P is independent and that PM&P’s work for the Compensation Committee has not raised any conflicts of interest. In making this determination, the Compensation Committee considered the following factors:

•	other services provided to us by PM&P;

•	the amount of fees received by PM&P from us as a percentage of PM&P’s total revenue;

•	the policies and procedures maintained by PM&P that are designed to prevent conflicts of interest;

•	any business or personal relationship between PM&P or the individual PM&P consultants and any member of the Compensation Committee or executive officer; and

•	any ownership of our common stock by PM&P or the individual PM&P consultants.
In particular, the Compensation Committee noted that PM&P did not provide any services to us or our management other than the director and executive officer compensation consulting services provided to the Compensation Committee.

COMPLIANCE COMMITTEE
Current Members:	B. Schochet (Chair)	2014 Meetings:
	M. Emmert (Joined in May 2014)	5
A. Wallman
Key Responsibilities:
•	Oversee our compliance program, including the legal and regulatory compliance of our business operations and ethics policies and the review of our critical compliance policies
•	Examine the independence and performance of our compliance personnel and the performance of our compliance function
•
Annually review and make recommendations to the Board regarding our compliance programs and practices, including the budget for our compliance program, significant compliance risk areas and steps management has taken to monitor and control compliance risks

•
Annually review the Code of Business Conduct and Ethics and related policies applicable to our Company and our directors, officers and employees, and review any matters that come to its attention regarding compliance with the Code of Business Conduct and Ethics and related policies

•	Review reports from management regarding our compliance with laws and regulations, as well as major legislative and regulatory developments that may significantly impact us
•	Take appropriate action, with the approval of the Board, to resolve litigation challenging our compliance with laws and regulations or the Compliance Committee’s or the Board’s oversight thereof
The Compliance Committee has the authority to conduct investigations into matters relating to our legal and regulatory compliance, including direct access to our employees and any third parties that perform compliance-related consulting services. The Compliance Committee reports regularly to the full Board and, at least twice per year, meets with the Audit Committee to review matters of mutual interest. The Compliance Committee also meets periodically with management, including the General Counsel and the Chief Compliance Officer, regarding our compliance policies and procedures and specific compliance matters.

OUR BOARD OF DIRECTORS

NOMINATING AND GOVERNANCE COMMITTEE
Current Members:	J. Shelton (Chair)	2014 Meetings:
	S. Heyer	2
A. Wallman
Key Responsibilities:
•	Identify individuals qualified to serve as directors and recommend nominees to the Board
•	Recommend to the Board the appointment of directors to Board committees
•	Annually review, and recommend appropriate changes to, our Corporate Governance Guidelines
•	Recommend to the Board other initiatives relating to corporate governance
•	Oversee the administration of an annual self-evaluation process for the Board and its committees
•	Develop, and periodically evaluate the effectiveness of, director orientation and continuing education programs

EXECUTIVE COMMITTEE
Current Members:	J. Shelton (Chair)	2014 Meetings:
	S. Heyer	1
N. Sahney (Joined in June 2014)
A. Wallman
Key Responsibilities:
•
Exercise the power and authority of the Board, if and when necessary, except for matters that are expressly delegated to another committee and matters that, under applicable law, our Restated Certificate of Incorporation or our Bylaws, cannot be delegated by the Board

•	Report all actions taken to the Board no later than the next meeting
•	Obtain advice and assistance, if and when necessary, from internal or external legal, accounting or other advisers and approve the fees and other retention terms related to any such adviser
Contacting the Board
Stockholders and other interested parties can send written communications to one or more directors, including the Chairman of the Board or the independent directors as a group, at the following address: Omnicare, Inc., 900 Omnicare Center, 201 East Fourth Street, Cincinnati, Ohio 45202, Attn: Corporate Secretary. All such communications will be forwarded to the relevant director(s), except for communications unrelated to the Company.
Director Compensation
Our non-employee director compensation program is comprised of the following components:

•
Annual Cash Retainer: Each non-employee director (other than the Chairman of the Board) receives an annual cash retainer fee of $75,000 and the Chairman of the Board receives an annual cash retainer of $105,000.

•
Annual Stock Award: Each non-employee director (other than the Chairman of the Board) receives an annual stock award with a grant date fair value of $175,000, and the Chairman of the Board receives an annual stock award with a grant date fair value of $300,000.

•
Committee Fees: For each Board committee other than the Executive Committee, the committee chair receives an annual cash fee of $40,000 and each other committee member receives an annual cash fee of $20,000.

Director fees are paid quarterly based on the Board’s service year, which begins and ends on the date of the annual meeting of stockholders, and are prorated for partial-year service. Directors may elect to receive their annual fees in any combination of cash, restricted stock and restricted stock units and may elect to receive their annual stock award in any combination of restricted stock and restricted stock units. The annual stock awards are granted on the date of our annual meeting of stockholders and vest on the first anniversary of the grant date; however, delivery of the shares of common stock underlying vested restricted stock units is deferred until the director’s service on the Board ends.

OUR BOARD OF DIRECTORS

Based on comparative market data and recommendations from its independent compensation consultant, the Compensation Committee annually reviews the form and amount of our director compensation and recommends to the Board any adjustments to the program. After conducting such a review in May 2014, taking into account current director pay practices and pay levels of similar organizations, the Compensation Committee determined that no changes should be made to our director compensation program for the 2014-2015 Board service year.
2014 Director Compensation
The following table sets forth the compensation awarded or paid to, or earned by, our non-management directors in fiscal 2014:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
John L. Bernbach	$95,000	$175,026	$—	$—	$270,026
James G. Carlson(3)	95,000	175,026	8,271	—	278,297
Mark A. Emmert	110,000	175,026	—	839	285,865
Steven J. Heyer	135,000	175,026	8,271	1,471	319,768
Sam R. Leno	95,000	175,026	—	—	270,026
Andrea R. Lindell(4)	23,750	—	—	820	24,570
Barry P. Schochet	115,000	175,026	—	1,127	291,153
James D. Shelton(5)	145,000	299,991	—	1,660	446,651
Amy Wallman	155,000	175,026	8,296	830	339,152

(1)
As of December 31, 2014, the aggregate number of unvested restricted stock and restricted stock units and the aggregate number of shares underlying unexercised stock options (vested and unvested) held by each non-employee director was as follows:

Name	Unvested Restricted Stock and Restricted Stock Units	Number of Securities Underlying Unexercised Stock Options(a)
John L. Bernbach	2,804	—
James G. Carlson	3,564	664
Mark A. Emmert	2,804	—
Steven J. Heyer	2,804	1,930
Sam R. Leno	2,804	—
Andrea R. Lindell	—	—
Barry P. Schochet	2,804	—
James D. Shelton	5,968	1,506
Amy Wallman	2,804	8,852

(a)	Represents stock options granted under the Omnicare StockPlus Plan, a broad-based employee stock purchase program.

(2)
Represents interest paid on dividends on unvested stock awards granted prior to September 2011 based on the imputed interest rate of 8.750%. Stock awards granted after September 2011 do not accrue interest on dividends.

(3)	Mr. Carlson elected to receive $47,500 of his cash retainer for the 2014-2015 Board service year in restricted stock and restricted stock units.

(4)	Ms. Lindell retired from the Board effective May 21, 2014.

(5)	Mr. Shelton elected to receive $72,500 of his cash retainer for the 2014-2015 Board service year in restricted stock units.
Stock Ownership Guidelines
To encourage our non-employee directors to achieve and maintain an appropriate ownership stake in the Company, we have established stock ownership guidelines that require each non-employee director to hold shares of our common stock with a value of at least six times the amount of his or her annual cash retainer within five years of joining the Board. For the purposes of the ownership guidelines, common stock includes vested and unvested restricted stock and restricted stock units, but does not include unexercised stock options. Each non-employee director has satisfied the minimum ownership requirement, except for Messrs. Bernbach and Carlson, who have each been on the Board less than three years.

OUR BOARD OF DIRECTORS

Director Nomination Process and Evaluation of Candidates
Our Corporate Governance Guidelines and Bylaws establish certain processes by which individuals are nominated to serve on our Board. In accordance with these processes, the Nominating and Governance Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. The Nominating and Governance Committee may solicit suggestions for director candidates from incumbent directors, management and others and may, from time to time, engage a third-party search firm to assist in the identification of suitable candidates and the initial screening of candidates through personal interviews and background checks. The Nominating and Governance Committee will consider director candidates recommended by stockholders and will evaluate such candidates in the same manner as candidates recommended by others.
Director Qualifications
Under our Bylaws, a director nominee must complete a written questionnaire with respect to his or her background and qualifications and provide a written representation and agreement that such nominee:

•	understands and agrees to act in accordance with his or her duties as a director under Delaware law;

•	is not and will not become a party to any agreement, and has not given and will not give any commitment to any person as to how he or she will act or vote on a particular issue or question;

•
is not and will not become a party to any agreement with respect to compensation, reimbursement or indemnification in connection with the nominee’s candidacy or service on the Board that has not been disclosed to our Secretary;

•	will comply with all informational and similar requirements of applicable laws, regulations and stock exchange listing standards and with all of our applicable policies and guidelines; and

•	will act in the best interests of our Company and our stockholders.
We may also require a director nominee to furnish other information necessary to determine the nominee’s independence, or lack thereof, or to comply with the requirements of the NYSE, the SEC and any governance policies that may, from time to time, be applicable to our directors.
Although the Board has not adopted a formal diversity policy for director nominees, the Board believes that its members should have varied, complementary backgrounds and a diversity of expertise that may be useful depending on the then current needs of the Board, such as an understanding of the healthcare industry and practices, the needs of the elderly, technology, finance, accounting or marketing. All directors must be willing and able to devote the necessary time for Board duties.
Mandatory Retirement Policy
Our Corporate Governance Guidelines provide that no person who has reached the age of 75 on or prior to the date of an annual meeting of stockholders may be nominated or re-nominated for election to the Board, and any director who reaches that age will be automatically retired from the Board immediately prior to the first annual meeting of stockholders thereafter.
Stockholder Proposals for Director Nominees
Stockholders must follow certain procedures set forth in our Bylaws to nominate a person for election as a director at an annual meeting. Any such nomination must be received by the Nominating and Governance Committee, c/o the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders. The Nominating and Governance Committee received no nominee recommendations from stockholders for the Annual Meeting. Stockholder nominations for our 2016 Annual Meeting of Stockholders must be received by our Corporate Secretary on or after January 22, 2016 and not later than February 21, 2016.
Our Bylaws require that stockholder director nominations provide certain information, including, among other things:

•	the name, age, business address, residential address and principal occupation or employment of the nominee and the name and address of the proposing stockholder;

OUR BOARD OF DIRECTORS

•
the number of shares of our common stock owned of record and beneficially owned by the nominee and the proposing stockholder and a description of any derivative transactions with respect to shares of our common stock that have been entered into by or on behalf of the proposing stockholder;

•
a description of all arrangements or understandings between the proposing stockholder and any other person pursuant to which the nomination is being made and any material interest of the proposing stockholder in the nomination;

•	a representation that the proposing stockholder intends to appear in person or by proxy at the annual meeting to propose the nomination;

•	whether the proposing stockholder intends to deliver a proxy statement or form of proxy or otherwise solicit proxies in favor of such nomination; and

•
any other information relating to the nominee, or otherwise, that is required to be disclosed in a proxy statement under the Exchange Act, including the nominee’s written consent to be named in the proxy statement as a nominee.

Such information must be updated or supplemented as necessary to maintain the accuracy of the information as of the record date for the annual meeting and the date that is ten business days prior to the date of the annual meeting.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee has met and held discussions with management, our internal audit services function, and our independent auditor, each of whom has unrestricted access to the Audit Committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent auditor. The Audit Committee discussed with our independent auditor the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, and Rule 2-07 of Regulation S-X, Communications with Audit Committees.
The Audit Committee also has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
This “Report of the Audit Committee” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.
Audit Committee
Amy Wallman, Chairperson
James G. Carlson
Sam R. Leno

COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on this review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Compensation Committee
Steven J. Heyer, Chairperson
John L. Bernbach
Mark A. Emmert
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (the “CD&A”) describes our 2014 compensation program for our named executive officers (“NEOs”), including our compensation philosophy, our compensation decision-making process, the elements of compensation and the compensation decisions made in 2014. Our NEOs for 2014 are:

•	Nitin Sahney, our President and Chief Executive Officer;

•	Robert O. Kraft, our Senior Vice President and Chief Financial Officer;

•	Alexander M. Kayne, our Senior Vice President, General Counsel and Secretary;

•	David C. Hileman, our Senior Vice President, Commercial Operations;

•	Kirsten M. Marriner, our Senior Vice President and Chief Human Resources Officer; and

•	John L. Workman, our former Chief Executive Officer.
Executive Summary
2014 Business and Performance Highlights

Our financial performance was strong during 2014, a year during which we made significant progress in becoming a more diversified healthcare services company. We generated record performance in revenues of $6.42 billion, adjusted EBITDA of $718 million and adjusted cash earnings per diluted share (“EPS”) of $3.72, which is the primary performance metric for our annual cash incentive awards.

Net Sales	Adjusted EBITDA	Adjusted Cash Earnings Per Diluted Share

COMPENSATION DISCUSSION AND ANALYSIS

In 2014, we generated operating cash flows of $492 million (a performance metric under our 2014 long-term equity incentive awards), and we returned more than 50% of our operating cash flows to stockholders for a third consecutive year. We returned approximately $315 million of capital to stockholders through dividends and share repurchases in 2014, and over the past three years, we have returned more than $1 billion of capital. In the fourth quarter, we increased our quarterly dividend by 10% to $0.22 per share, our fifth consecutive annual increase.

Cash Flows from Continuing Operations	Dividends Paid Per Share	Adjusted Return on Equity

In recent years, we have consistently delivered superior total returns to stockholders. During the three-year period ended December 31, 2014, our cumulative total stockholder return was approximately 120%, which ranked above the 60th percentile of our compensation peer group. The trading price of our common stock more than doubled between year-end 2012 and year-end 2014, substantially outpacing the performance of the S&P 500 Index (40.8%) over the same time period.

2014 Compensation Program Highlights
2014 Base Salary. Messrs. Sahney, Kraft, Kayne, and Hileman and Ms. Marriner received base salary increases based on factors that included the median base salary of executives at the companies in our 2014 Compensation Peer Group and the overall performance of each individual during the previous year. Mr. Sahney’s base salary increase also reflected his promotion to Chief Executive Officer in June 2014.
2014 Short-Term Incentive Awards. For 2014, the Compensation Committee (the “Committee”) modified the structure of the performance-based annual incentive plan (“AIP”) awards to eliminate a discretionary individual modifier, which previously permitted the Committee to increase an individual’s award in its discretion. For 2014, the Committee could exercise discretion only to decrease an individual’s award.

COMPENSATION DISCUSSION AND ANALYSIS

The NEOs (other than Mr. Workman) earned 2014 AIP awards ranging between 107% and 115% of target based primarily (80%) on our 2014 adjusted cash EPS performance of $3.72 compared to the target goal of $3.72, as well as on the NEOs’ achievement of specific individual performance goals (20%).
2014 Long-Term Incentive Awards. For 2014, the Committee increased the percentage of the long-term incentive (“LTI”) awards comprised of performance-based restricted stock units (“PSUs”) to 70% (from 60% in 2013 and 50% in 2012) and added cumulative adjusted cash flow as a second performance metric to the vesting criteria for the PSUs. The 2014 PSUs will vest based on our cumulative adjusted cash EPS (75%) and our cumulative adjusted cash flow (25%) over the three-year performance period ending December 31, 2016. The remaining 30% of the 2014 LTI awards was granted as restricted stock that vests over four years.
Prior Year LTI Awards. 2013 PSUs. The NEOs satisfied the vesting requirements for the one-year period ended December 31, 2014 with respect to 12.5% of the 2013 PSUs based on our 2014 adjusted cash EPS of $3.72 compared to the target goal of $3.43. The vested PSUs were settled in shares of our common stock in February of 2015.
2012 PSUs. The NEOs earned between 150% and 180% of their 2012 target PSUs based primarily on our adjusted EPS of $2.98 for the final year of the three-year performance period ended December 31, 2014 compared to the target goal of $2.72. The vested PSUs were settled in shares of our common stock in February of 2015.
Compensation Policies and Practices. In 2014, consistent with our commitment to strong corporate governance and compensation practices that support long-term stockholder value, we maintained the following responsible compensation policies and practices:

✓	The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on PSUs.

✓
Our NEOs’ incentive award opportunities are capped and the value of their awards is determined by the Committee’s assessment of performance with respect to performance metrics that promote stockholder value.

✓
The restricted stock portion of our LTI awards is subject to multi-year, time-based vesting schedules to enhance retention and alignment with long-term stockholder value; dividends on unvested restricted stock and PSUs are not delivered prior to vesting.

✓
The Committee is comprised solely of independent directors and works closely with an independent compensation consultant to monitor trends and best practices in executive compensation and make adjustments to our program as necessary to ensure it is aligned with the interests of our stockholders.

✓
The competitiveness of our executive compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us based on a variety of factors, including industry, revenues, market capitalization and operating income.

✓
We annually review tally sheets to holistically analyze compensation opportunities, prior compensation and stock holdings and, in conjunction with compensation peer group benchmarking data, to assist in establishing annual award targets and approving final awards upon completion of each performance year.

✓	We maintain meaningful stock ownership guidelines for our NEOs (including an ownership requirement of 6x base salary for our CEO) that strengthen alignment of NEO and stockholder interests.

✓
Our Anti-Hedging and Anti-Pledging Policy prohibits our directors, officers and employees from engaging in hedging transactions in our securities or pledging our securities without the prior approval of our General Counsel and the Committee chairperson.

✓
Under our Incentive Compensation Clawback Policy, the Committee is empowered to recoup all or a portion of any incentive compensation paid to current or former executive officers in the event of a financial restatement due to material noncompliance with financial reporting requirements.

✓
Our Senior Executive Change in Control Plan includes a “double trigger” that requires a participating executive officer to have a qualifying termination following a change in control to receive severance benefits, and our 2014 Stock and Incentive Plan provides for a double-trigger vesting provision when awards are assumed in connection with a change in control.

COMPENSATION DISCUSSION AND ANALYSIS

✓	We do not provide our NEOs with tax gross-ups with respect to severance benefits paid in connection with a change in control.

✓
Our NEOs receive limited perquisites and other personal benefits that are narrowly tailored to protect our significant investments in these individuals and enhance our retention of talent over the long term.

✓	The Committee annually reviews the potential risks of our compensation policies and practices for all employees.
2014 Say-on-Pay Advisory Vote
Approximately 95% of the shares represented at the 2014 Annual Meeting of Stockholders approved, on an advisory basis, our executive compensation, an increase from approximately 86% in 2013. We believe the strong support from our stockholders and the year-over-year increase reflect the alignment of our compensation program with stockholder interests, our commitment to pay-for-performance and the enhancements we have made to our compensation program in recent years. For example, in 2014, the Committee modified the structure of the AIP awards to eliminate a discretionary individual modifier, which previously permitted the Committee to increase an individual’s award in its discretion, and increased the percentage of the LTI awards comprised of PSUs to 70% (from 60% in 2013 and 50% in 2012). Based, in part, on the strong support of our stockholders at our 2014 Annual Meeting of Stockholders, the structure of our executive compensation program did not change materially for 2014.
The Committee values the input of our stockholders and continually seeks to increase understanding of our executive compensation program and our commitment to pay-for-performance.  In recent years, we have increased our stockholder outreach efforts to ensure stockholders understand our management team decisions, business operations, key operating priorities and short- and long-term business strategies as well as to obtain feedback on issues of importance to our stockholders.
Compensation Philosophy
Decisions regarding executive officer compensation, including individual award targets and compensation plan design, are guided by our compensation philosophy, which the Committee reviews annually and updates as necessary. Our compensation philosophy is aligned to the competitive market and anchored to our commitment to pay-for-performance. The key parameters of our compensation philosophy are:

•
competitive market compensation levels will be determined from a pre-approved group of peers and a broader set of competitors (referencing proxy as well as general and industry-specific survey data) that reflect the businesses and talent pools in which we compete;

•
we generally target the market median dollar amount for total direct compensation for executive officers (for commensurate Company performance); however, individual target awards may vary by component and may be set above or below the market median after taking into consideration the individual’s experience and anticipated role in our long-term success; and

•	compensation for eligible executives and managers may vary significantly from year to year based on overall business and individual performance:

◦	short-term cash incentives and long-term equity incentives will allow for below-median pay when business results do not meet stated objectives; and

◦	conversely, these programs will allow for top quartile pay for performance significantly exceeding expectations.
Alignment with Stockholders’ Interests
The Committee structures performance-based compensation to align the interests of our executive officers with the long-term interests of our stockholders. In 2014, 70% of the grant-date value of our executive officers’ target long-term equity incentive awards was comprised of PSUs that vest only if a minimum level of performance is achieved over a multi-year period. Moreover, the realized value of all equity incentive awards is dependent on the long-term performance of our stock.

COMPENSATION DISCUSSION AND ANALYSIS

Benchmarking for Competitiveness
The Committee establishes all components of compensation to be competitive within the parameters of our compensation philosophy. The Committee compares our compensation practices and pay levels against companies in our compensation peer group to ensure that our compensation is appropriate and competitive to enable us to continue to attract, retain and motivate high-performing executives in an environment in which the competition for high-caliber talent is increasingly challenging. When comparing our compensation practices and pay levels to companies in our compensation peer group, the Committee generally refers to the median compensation level for total compensation and gives consideration to the overall level of responsibility and performance of individual executives.
Pay-for-Performance
The Committee aligns all components of compensation, including base salary increases and all forms of incentive compensation, to the performance of the individual NEO as well as the overall performance of the Company. Short- and long-term incentive awards require threshold performance levels to be achieved before the awards are earned, and the Committee has discretion to decrease awards based on its review of an NEO’s individual performance.
Accountability for Results
The Committee structures performance-based compensation to promote short- and long-term financial, operational and strategic business performance goals, with a strong emphasis on long-term results. The Committee reviews individual and Company performance before making final short- and long-term incentive award decisions and strives to compensate executive officers in an internally equitable manner that reflects officers’ respective levels of responsibility.
Focus on Best Practices
The Committee regularly consults with its advisers regarding best practices in executive compensation. The Committee has made numerous changes during the past several years to adopt what it believes to be best practices that also support our business objectives. For example, in 2013, the Committee adopted our Incentive Compensation Clawback Policy, which enables the Committee to recoup all or part of any incentive compensation paid to current or former executive officers in the event of a financial restatement due to material noncompliance with reporting requirements.
Compensation Process
The Committee approves the compensation of our executive officers, considering each executive’s overall performance, our success in meeting our financial and operational goals, the success of business unit or Company-wide initiatives in which the executive was involved, and the expected future contributions of the executive. The Committee also considers the recommendations and compensation peer group data provided by its independent compensation consultant. The Committee seeks the input of our CEO on appropriate financial and operational goals, our performance and the contributions of the other NEOs to that performance. For the CEO’s compensation, the Committee develops recommended compensation levels in consultation with its independent compensation consultant in executive session without the CEO present. The Committee then reviews its recommendations for the CEO with the independent members of the Board, who have final authority to approve the CEO’s compensation.
Early each year, the Committee reviews the Company’s and our NEOs’ performance during the prior year to determine each NEO’s AIP award for the prior year and base salary, target AIP award and target LTI award for the current year. As part of this review, the CEO presents his assessment of the accomplishments of each executive officer (other than himself) during the prior year compared to the individual’s specific annual goals and makes recommendations for each executive officer’s compensation. The Committee reviews the CEO’s performance in private session without the CEO or other executive officers present. After determining each NEO’s AIP award for the prior year, the Committee compares the resulting total direct compensation for each NEO to the median total direct compensation for his or her peers at the companies in our group of compensation peer companies (the “Compensation Peer Group”).

COMPENSATION DISCUSSION AND ANALYSIS

As part of the above review, the Committee establishes target AIP and LTI awards for the current year taking into account:

•	our compensation philosophy;

•	minimum and maximum award opportunities for the prior year;

•	awards granted to comparable executives in our Compensation Peer Group;

•	individual performance for the prior year; and

•	the future potential of each executive officer, including his or her anticipated role in our long-term success.
Role of Independent Compensation Consultant
In 2014, the Committee engaged PM&P to assist in its review and evaluation of executive compensation practices, including the form and amount of compensation. During 2014, at the Committee’s request, PM&P attended and participated in most of the Committee meetings. The services provided to the Committee by PM&P included:

•	providing independent, objective advice related to executive compensation matters;

•	advising on the composition of our compensation peer group;

•	reviewing analyses and benchmark data that our human resources department prepared for the Committee;

•	providing benchmark market compensation data with respect to executive and director compensation;

•	providing a review of our pay-for-performance relationship compared with our compensation peer group;

•	gathering and analyzing information related to peer group compensation program objectives and incentive plan design;

•	advising on new or modified incentive plan designs; and

•	assisting with compensation-related regulatory compliance and providing information on emerging and current best practices.
Role of Management
Our CEO and our human resources, legal and finance departments assist in the design of our incentive compensation plans, including performance target recommendations that support our strategic goals. The CEO attends Committee meetings at the Committee’s request and, for other executive officers, evaluates individual performance and makes recommendations to the Committee regarding base salary, annual incentive compensation and long-term incentive compensation. The Committee generally conducts a portion of every meeting in executive session without the CEO or any members of management present.
Peer Group and Benchmarking
As discussed above, in evaluating market competitive compensation, the Committee carefully reviews the compensation levels and practices of our Compensation Peer Group when determining the targets for each element of executive officer compensation. The Committee reviews each component of compensation as well as target total direct compensation (base salary + target short-term incentive + target long-term incentive) when establishing targets for each component and the target total direct compensation for NEOs.
Our Compensation Peer Group is comprised of companies that engage in healthcare-related businesses that the Committee believes are impacted by the same economic factors as the Company and/or that compete with us for executive talent. To maintain an appropriate group of peer companies, the Committee annually evaluates and approves the composition of our Compensation Peer Group that will be used for compensation targets and program design for the upcoming year. In performing this evaluation, the Committee considers many factors, including (i) changes in our business mix or strategy; (ii) mergers and acquisitions impacting the Compensation Peer Group; (iii) industry classification; (iv) business mix; (v) size of the companies based on revenue, market capitalization, operating income and cash from operations; (vi) companies that include Omnicare in their peer groups; (vii) companies included in the peer groups used for us by stockholder advisory services; and (vii) companies included in the peer groups used by our Compensation Peer Group.

COMPENSATION DISCUSSION AND ANALYSIS

In late 2013, the Committee approved the 20 companies shown below as our 2014 Compensation Peer Group.

AmerisourceBergen Corporation Catamaran Corporation DaVita HealthCare Partners Inc. Kindred Healthcare, Inc. Molina Healthcare, Inc. Patterson Companies Inc. Universal Health Services Inc.	Biogen Idec Inc. Celgene Corporation Henry Schein Inc. Laboratory Corp. of America Holdings Mylan Inc. Quest Diagnostics Incorporated WellCare Health Plans, Inc.	Brookdale Senior Living Inc. Covance Inc. Hospira Inc. Life Technologies Company Owens & Minor Inc. Quintiles Transitional Holdings Inc.
At the time the Compensation Committee approved the 2014 Compensation Peer Group in 2013, our revenues, operating income and cash flows from operations for the most recently completed fiscal year for each company were between the 50th and 60th percentiles of the 2014 Compensation Peer Group.

Revenues	Operating Income	Cash Flows from Operations

$7.80B
$5.89B
$5.59B
$3.95B
25th %
Median
OCR
75th %

Our 2014 Compensation Peer Group was consistent with our 2013 Compensation Peer Group except that PharMerica Corporation was replaced with Quintiles Transitional Holdings Inc. to better complement the overall peer group and Biogen Idec Inc., Celgene Corporation and Covance Corporation were added to reflect the growth of our specialty pharmacy business.
Pay Practices Reference Group
In addition to our Compensation Peer Group, the Committee may consider McKesson Corporation, Cardinal Health, Inc., Express Scripts, Inc., PharMerica Corporation and CVS Caremark Corporation when analyzing competitor compensation practices, such as incentive compensation design and stock ownership guidelines, or when considering the adoption of new pay practices or the modification of existing pay practices. Although the companies in this pay practices reference group are not part of our Compensation Peer Group, given their similar business operations, the Committee believes that their practices are a relevant consideration to our maintaining a competitive compensation program.
Survey Data
From time to time, PM&P and our human resources department provide the Committee with broad-based survey compensation data published by outside consulting firms to help provide a general understanding of compensation practices and trends and to supplement the Compensation Peer Group data. Survey data are selected based on the executive positions covered, revenue size and industry. The Committee did not rely in any material respect on such broad-based surveys in determining 2014 compensation targets for our NEOs.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation
Our executive compensation program consists of three main elements: base salary, annual cash incentive compensation and long-term equity incentive compensation. We emphasize long-term equity incentive compensation over annual cash incentive compensation to reinforce the importance of stockholder value creation over longer periods of time. The Committee believes that a significant portion of executive compensation should be at risk to align with the interests of our stockholders and support our pay-for-performance philosophy.
The chart below shows the percentage of each NEO’s 2014 target direct compensation that was allocated to each component of direct compensation and the percentage of each NEO’s compensation that was “at risk.”

Percentage of Target Compensation At-Risk

N. Sahney: 87%

R. Kraft: 73%

A. Kayne: 67%

D. Hileman: 64%

K. Marriner: 64%

Base Salary
The Committee determines base salaries for our executive officers at levels that it believes are appropriate to attract and retain highly qualified executives, taking into consideration several factors, including:

•	breadth, depth and complexity of role;

•	individual performance during the prior year;

•	individual knowledge, skills, and expertise;

•	competitive peer salaries for similar roles;

•	our overall salary increase budget for all employees;

•	recent trend and current forecast data for executive salary increases;

•	current compensation targets at all levels (as other elements may be a function of salary);

•	the relative value of each position as measured against the Compensation Peer Group; and

•	internal equity (for executives with similar experience and scope of responsibilities).
The Committee reviews the base salaries of our NEOs annually taking into consideration benchmark data from our Compensation Peer Group, as compiled and provided by its independent compensation consultant, as well as the other factors above. The base salary of each of our NEOs is generally near the median base salary of comparable executive officers in our Compensation Peer Group.

COMPENSATION DISCUSSION AND ANALYSIS

In February 2014, the Committee conducted a review of the base salaries of our NEOs and approved the base salary increases for Messrs. Kraft, Kayne and Ms. Marriner shown below. Mr. Hileman was not an executive officer in February 2014, and his 2014 salary increase shown below was approved by Messrs. Sahney and Workman. Mr. Sahney’s 2014 base salary shown below was approved by the Committee, effective June 30, 2014, in connection with his promotion to Chief Executive Officer.

	Base Salary		Year-Over-Year
	2014	2013	% Change
N. Sahney	$800,000	$700,000	14.3%
R. Kraft	500,000	450,000	11.1%
A. Kayne	475,000	442,900	7.2%
D. Hileman	346,500	315,000	10.0%
K. Marriner	350,000	325,000	7.7%
J. Workman	800,000	800,000	—%
The base salary increases reflect adjustments to better approximate market median levels and, with the above increases, the NEOs’ base salaries were generally positioned at or below the median of comparable executive officers in the benchmark compensation data.
Short-Term Incentive Awards
We provide our NEOs with an annual opportunity to earn AIP awards for achievement of previously established performance goals. AIP awards help attract and retain highly qualified executives and motivate our existing executive officers to achieve challenging short-term performance goals. We believe the AIP awards are aligned to the interests of our stockholders and support our pay-for-performance philosophy as funding for awards is dependent on our achievement of key metrics, such as adjusted cash EPS, that our stockholders view as critical measures of our performance, and individual performance goals. Moreover, the aggregate dollar amount available for AIP awards is based on our performance against predetermined target performance goals.
2014 AIP Award Opportunities
Each executive officer has an individual target AIP award opportunity, expressed as a percentage of base salary. The Committee generally sets target AIP awards near the median for comparable executives in our Compensation Peer Group, subject to individual differences based upon performance, experience and other factors. The following table shows the target 2014 AIP award opportunity for each NEO payable if all of the Company and individual performance goals were met at 100% of the target, as well as the AIP award ranges for each NEO, based on the possible funding range of 50% to 175% (corresponding to threshold to maximum performance; if performance is below threshold, no AIP award would be awarded):

	Target AIP Award (as % of Base Salary)	Base Salary	Target AIP Award	AIP Funding Level Range	AIP Award Range
N. Sahney	150%	$800,000	$1,200,000	50% - 175%	$600,000 - $2,100,000
R. Kraft	75%	$500,000	$375,000	50% - 175%	$187,500 - $656,250
A. Kayne	75%	$475,000	$356,250	50% - 175%	$178,125 - $623,438
D. Hileman	60%	$346,500	$207,900	50% - 175%	$103,950 - $363,825
K. Marriner	60%	$350,000	$210,000	50% - 175%	$105,000 - $367,500
In connection with the amendment and restatement of Mr. Workman’s employment agreement in July 2013, Mr. Workman was granted a short-term incentive opportunity based upon performance over the 18-month period ending December 31, 2014. See “—Former CEO Short-Term Incentive Award” below.

COMPENSATION DISCUSSION AND ANALYSIS

2014 AIP Performance Goals
During the first quarter of each year, the Committee reviews and establishes performance goals for the AIP awards, taking into account our annual budget, operating plan and market conditions. The Committee intends to establish target performance goals that are challenging, but attainable. In February 2014, the Committee established the performance goals for the 2014 AIP awards, 80% of which were based on a Company financial goal and 20% of which were based on individual performance goals, as follows:

COMPANY FINANCIAL GOAL
Metric:
Adjusted cash EPS, which is calculated by adding the after-tax impact of intangible asset amortization, the tax deduction related to goodwill and the tax deduction related to contingent convertible interest, to adjusted income from continuing operations and dividing by total diluted shares outstanding.

Goals	Performance	Funding Level
Threshold	$3.50	50% of Target
Target	$3.72*	100% of Target
Maximum	$4.02	175% of Target

Rationale:
Aligned with our stockholders’ interests
Better indicator of overall long-term Company performance than other performance measures
Most closely aligned with our financial and operational priorities
Important financial measure for healthcare industry
Per share measures of earnings and adjusted earnings are commonly used among the Compensation Peer Group
* Approximated high end of our initial 2014 earnings guidance of $3.64 - $3.72.

INDIVIDUAL GOALS
Metric:
Individual performance goals, including a mix of objective and qualitative goals, aligned to our overall strategic initiatives and functional initiatives (where appropriate).

Goals	Performance	Funding Level
Below Target	Do not meet all individual goals	<100% of Target
Target	Meet all individual goals	100% of Target
Maximum	Exceed all individual goals	175% of Target

Rationale:
Enables Committee to evaluate specific contributions of each NEO and more closely link pay to performance.

COMPENSATION DISCUSSION AND ANALYSIS

2014 AIP Performance
In 2014, our NEOs (other than Mr. Workman) earned AIP awards (as shown below) ranging from 107% to 115% of their respective target award opportunities. We achieved target performance with respect to the Company financial goal (adjusted cash EPS) that accounted for 80% of the target AIP awards, and the Committee determined that each NEO achieved his or her individual goals at a level between above-target and maximum performance and, therefore, performance with respect to the remaining 20% of the target AIP awards based on individual goals ranged from 133% to 175%.

	Company Goal	+	Individual Goals			=	Total Performance	x	Target AIP Award	=	Actual Award
	(Performance x Weight)		(Performance	x	Weight)
N. Sahney	(100% x 80%)	+	(175%	x	20%)	=	115%	x	$1,200,000	=	$1,380,000
R. Kraft	(100% x 80%)	+	(175%	x	20%)	=	115%	x	$375,000	=	$431,250
A. Kayne	(100% x 80%)	+	(133%	x	20%)	=	107%	x	$356,250	=	$380,000
D. Hileman	(100% x 80%)	+	(141%	x	20%)	=	108%	x	$207,900	=	$225,000
K. Marriner	(100% x 80%)	+	(175%	x	20%)	=	115%	x	$210,000	=	$241,500
Former CEO Short-Term Incentive Award
In connection with the amendment and restatement of Mr. Workman’s employment agreement in July 2013, Mr. Workman was granted a short-term incentive opportunity with a target award of $2 million and a maximum award of $4 million based upon performance over the 18-month period ended December 31, 2014. The performance criteria for the award were consistent with the company performance goals applicable under the 2013 AIP (adjusted cash EPS) and also included an individual performance component with performance goals established by the Committee, including goals related to succession planning and development. For 2013 and 2014, the AIP company performance goals were achieved at 110.4% of target and 100% of target, respectively, and in February 2015, after its review of Company and individual performance, the Committee determined Mr. Workman’s short-term incentive award to be 150% of target, or $3 million.
Long-Term Equity Incentive Awards
The objectives of our long-term incentive program (“LTI”) are to:

•	align long-term incentive compensation and the interests of our executive officers with stockholder interests;

•	retain key talent; and

•	ensure reasonable award and equity issuance levels.
Our compensation program has met these objectives in recent years through the grant of long-term incentive awards comprised of time-vested restricted stock awards and, increasingly, performance-based restricted stock units. In 2014, the Committee reviewed the design of the LTI program and, after considering emerging executive pay practices and feedback we received from stockholders during our outreach, approved a revised LTI award program for 2014. The 2014 LTI awards contain a performance-based vesting component, which represents 70% of the total award value (increased from 60% for 2013 and 50% for 2012) and is in the form of PSUs, and a time-based vesting component, which represents 30% of the total award value and is in the form of restricted stock. We believe the 2014 LTI is competitive with market practices and that the significant portion of the award subject to performance-based vesting closely aligns long-term incentive opportunities with our performance and stockholders’ interests.
2014 LTI Awards
In determining the 2014 LTI awards, the Committee considered each executive officer’s individual performance during 2013, level of responsibility, future potential, and competitive benchmarks from our 2014 Compensation Peer Group. Considering these factors, together with our compensation philosophy, the Committee set each NEO’s target 2014 LTI award at an amount that would result in target 2014 total direct compensation (base salary + target AIP + target LTI) at a level competitive with the median of comparable executive officers in the benchmark compensation data.
The following table shows the aggregate grant date fair value of the 2014 LTI awards granted to the NEOs, as well as the allocation of this fair value between restricted stock and PSUs (at target) based on the 70%/30% split approved by the Committee. The amounts shown below for Mr. Sahney include his 2014 LTI with a target value of $3 million, as

COMPENSATION DISCUSSION AND ANALYSIS

well as an additional LTI award with a target value of $1 million that he was granted in June 2014 in connection with his promotion to Chief Executive Officer in accordance with his amended and restated employment agreement. Both awards have the same terms and conditions and vest based on the performance criteria described below. Mr. Hileman was not an executive officer at the time the 2014 LTI awards were granted and, as a result, his 2014 LTI award reflected a 60%/40% split between PSUs and restricted stock. Under the terms of Mr. Workman’s amended and restated employment agreement, Mr. Workman was not eligible to receive a 2014 LTI award.

	Total Award Value	Restricted Stock		Performance Share Units
		Value	# of Shares	Value	# of Shares
N. Sahney	$4,000,000	$1,200,000	19,728	$2,800,000	46,032
R. Kraft	$1,000,000	$300,000	5,068	$700,000	11,826
A. Kayne	$625,000	$187,500	3,168	$437,500	7,391
D. Hileman	$400,000	$160,000	2,703	$240,000	4,055
K. Marriner	$425,000	$127,500	2,154	$297,500	5,026
The restricted stock portion of the 2014 LTI awards vests in four equal annual installments beginning on the first anniversary of the grant date.
The PSU portion of the 2014 LTI awards represents a number of target shares of our common stock. Each NEO can earn up to 200% of this number of target shares at the end of a three-year performance period (January 1, 2014 through December 31, 2016) based on achievement of the performance goals described below. The following table shows the number of shares underlying the 2014 PSUs that may be earned by each NEO during the 2014-2016 performance period:

	Below Threshold	Threshold	Target	Maximum
N. Sahney	—	23,016	46,032	92,064
R. Kraft	—	5,913	11,826	23,652
A. Kayne	—	3,696	7,391	14,782
D. Hileman	—	2,028	4,055	8,110
K. Marriner	—	2,513	5,026	10,052
2014 LTI Award Performance Goals
The performance metrics for the 2014 PSUs are (i) adjusted cash EPS and (ii) adjusted cash flow, in each case for the three years ended December 31, 2016. In February 2014, the Committee established three-year goals for each of these metrics, which were aligned to our then current three-year business plan. At the end of the three-year performance period, a portion of the 2014 PSUs may vest and settle in shares of our common stock as follows:

2014 PSUs
Metric	Adjusted Cash EPS			Adjusted Cash Flow
Opportunity	75% of PSUs			25% of PSUs
Performance Goals	Threshold (95% of Target Goal)	Target	Maximum (110% of Target Goal)	Threshold (95% of Target Goal)	Target	Maximum (112% of Target Goal)
Shares Earned	50% of Opportunity	100% of Opportunity	200% of Opportunity	50% of Opportunity	100% of Opportunity	200% of Opportunity
Discretionary Adjustment	Up to 20% (subject to max of 200% of Target Shares)
Shares Vested	Between 10% and 200% of Target Shares (if performance is below threshold for both metrics, no shares would vest)
As noted above, the Committee has discretion to increase or decrease the total number of shares earned under the 2014 PSU Award by up to 20% (subject to the overall cap of 200% of the number of target shares) based on its evaluation of Company and individual performance, including our total stockholder return compared to the Healthcare Services Index.

COMPENSATION DISCUSSION AND ANALYSIS

Prior-Year PSUs Earned for 2014 Performance
2013 PSUs. Vesting of the 2013 PSUs is based on cumulative adjusted cash EPS performance for the three-year period ending December 31, 2015 as well as annual adjusted cash EPS performance for each of 2013, 2014 and 2015, as shown below.

2013 PSUs
2013 Annual Performance
Opportunity	Goal	Achieved	Earned
12.5% of Target	$3.28	$3.43	12.5% of Target

2014 Annual Performance
Opportunity	Goal	Achieved	Earned
12.5% of Target	$3.43	$3.72	12.5% of Target

2015 Annual Performance		2013-2015 Cumulative Performance
Opportunity		Opportunity
12.5% of Target		50-150% of Target (# of shares paid reduced by # of shares previously earned and paid for annual performance)
In addition, the Committee has discretion to increase or decrease the total number of shares earned under the 2013 PSU Award in accordance with the formulas described above by up to 20% based on its evaluation of Company and individual performance, including total stockholder return, operational performance and cash flow. Any such adjustments will apply to the entire 2013 PSU Award, including any annual vestings.
Based on the above goals and 2013 and 2014 performance, a portion of each NEO’s 2013 PSUs have vested and settled in shares of our common stock as shown below. The 2013 PSUs related to 2013 and 2014 performance vested upon the Committee’s review and certification of our financial performance for the relevant periods in February 2014 and 2015, respectively.

	2013 PSUs
	2013 Annual Performance		2014 Annual Performance		Aggregate
	Opportunity	Earned	Opportunity	Earned	Target	Earned to Date
N. Sahney	3,813	3,813	3,813	3,813	30,501	7,626
R. Kraft	1,564	1,564	1,564	1,564	12,513	3,128
A. Kayne	1,222	1,222	1,222	1,222	9,776	2,444
D. Hileman	407	407	407	407	3,259	814
K. Marriner	437	437	437	437	3,500	874
J. Workman*	8,798	8,798			70,386	8,798
2012 PSUs. The performance metric for the 2012 PSUs was adjusted EPS (which does not give effect to the cash EPS adjustments made in calculating adjusted cash EPS) for the final year of the three-year period ending December 31, 2014, as shown below.

	2012 PSUs
	Threshold	Target	Maximum	Actual
Goal	$2.48	$2.72	$2.98	$2.98
Opportunity/Earned	50% of Target	100% of Target	150% of Target	150% of Target
Based on the above goals and performance for the final year of the three-year performance period ended December 31, 2014, each NEO earned a percentage of his or her 2012 PSUs as shown below. Each NEO’s award was then subject to a discretionary adjustment of plus or minus 20% based on the Committee’s evaluation of certain performance factors, including, but not limited to, total stockholder return, operational performance, cash flow and individual performance. Messrs. Kraft, Kayne and Hileman received a discretionary adjustment of 20% in light of the Company’s strong operational and financial performance and superior returns to stockholders during the performance period, including total stockholder returns of approximately 120% for the three-year period ended December 31, 2014. Notwithstanding our strong performance, the Committee determined that vesting of our CEO’s 2012 PSUs would be based solely on

COMPENSATION DISCUSSION AND ANALYSIS

the EPS performance metric and would not receive a discretionary adjustment. The 2012 PSUs vested upon the Committee’s review and certification of our financial performance for the relevant performance period and determination of each NEO’s discretionary adjustment in February 2015.

	2012 PSUs
	Target	Initial Earned	Discretionary Adjustment	Total Earned
N. Sahney	17,162	25,743	-	25,743
R. Kraft	2,832	4,248	20%	5,098
A. Kayne	6,436	9,654	20%	11,585
D. Hileman	1,180	1,770	20%	2,124
K. Marriner	(not employed by Company at start of performance period)
J. Workman*	23,598	35,397	-	35,397
* Under the terms of Mr. Workman’s retirement, for purposes of vesting of his 2012 and 2013 PSUs, Mr. Workman was deemed to have completed the term of his employment agreement, which was scheduled to expire on December 31, 2014. As a result, Mr. Workman was eligible to earn 2012 PSUs for the three-year performance period ended December 31, 2014 and will receive a pro rata portion of his target 2013 PSUs at the end of the three-year performance period ending December 31, 2015 if the applicable performance criteria are met.
Other Benefits
We maintain a 401(k) plan, standard health and welfare benefits and an employee stock purchase plan, which are generally available to employees as part of a competitive compensation program to attract and retain employees.
Perquisites
We provide our executive officers with limited perquisites that we believe are competitive with the practices of companies that are similar in business mix or financial size and complexity. The Committee believes that the use of certain perquisites helps us to attract and retain talented executives and enables our executive officers to devote more time to our business; however, perquisites and personal benefits are not intended to play a significant role in our executive compensation program. The limited perquisites we provide to executive officers include an annual executive physical and personal tax and financial planning services, neither of which is grossed-up for taxes.
Non-Qualified Deferred Compensation Plan
We maintain a Non-Qualified Deferred Compensation Plan (“NQDC Plan”) that permits certain highly compensated or management level employees chosen by the Committee to defer a portion of their base salary and AIP award. We make matching contributions on behalf of participants that vest according to a participant’s years of service. See “Compensation Tables—Non-Qualified Deferred Compensation.”
2015 Compensation Program
In connection with granting the 2015 LTI Awards, the Committee approved total stockholder return-based PSU awards to certain direct reports of the CEO and other key employees, including Messrs. Kraft, Kayne and Hileman and Ms. Marriner, but not Mr. Sahney. The awards are 100% performance based and cliff vest based on the Company’s total stockholder return relative to the S&P 500 Index (75%) and the S&P Healthcare Sector Index (25%) over a six-year performance period ending December 31, 2020. These PSUs awards are intended to be one-time grants to promote and reward long-term stockholder value creation. In addition, the awards are expected to enhance long-term retention of the Company’s senior leadership following a period of rapid growth and strong performance for our Company. The grant date fair value of these PSU awards granted in 2015, as well as the 2015 LTI Awards, will be included in the 2015 Summary Compensation Table included in our Proxy Statement for our 2016 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Policies
Stock Ownership Guidelines
Our Stock Ownership Guidelines establish minimum ownership requirements for senior management to encourage their achievement and maintenance of significant ownership interests in the Company, thereby linking individual wealth opportunities to the financial and operating performance of the Company. Each officer’s minimum ownership requirement is based on a multiple of base salary, set by level of position, including six times base salary for the CEO and three and one-half times base salary for the other NEOs. For purposes of the Stock Ownership Guidelines, shares owned include vested shares of common stock, unvested shares of restricted stock, vested and unvested restricted stock units (including PSUs), and shares held in the Company’s retirement plans, but exclude stock options (whether or not exercisable). Until the applicable minimum ownership level is achieved, an NEO is required to hold and not sell or otherwise dispose of 50% of the after-tax number of shares acquired upon the vesting of compensatory restricted stock and restricted stock units (including PSUs) or upon the exercise of compensatory stock options. Each of our NEOs currently exceeds the applicable minimum ownership requirement.
Incentive Compensation Clawback Policy
Under our Incentive Compensation Clawback Policy, in the event of a material restatement of our financial results due to material noncompliance with any financial reporting requirement under U.S. securities laws, the Committee will review all incentive compensation payments made to officers, including the NEOs, during the 36-month period prior to the restatement. If such incentive compensation payments would have been lower had they been calculated based on the restated results, the Committee may, to the extent permitted by applicable law and approved by the independent directors, seek to recoup any such excess payments for the benefit of the Company. The policy gives the Committee discretion to determine the form and timing of the recoupment, which may include cancellation of unvested equity awards, an adjustment to the payment of future incentive compensation, or direct repayment from the officer.
Anti-Hedging and Anti-Pledging Policy
To promote alignment with the interests of our stockholders, our Anti-Hedging and Anti-Pledging Policy prohibits our directors, officers and employees from (a) engaging in any hedging of our securities with derivative instruments, including short sales, puts, calls, straddles, collars, prepaid variable forward contracts, exchange funds and swaps, intended to offset the risk of a decline in the value of our securities and (b) pledging or creating a security interest in, or a lien on, our securities, including by holding shares in a margin account, but excluding involuntary tax liens, except with the prior approval of our General Counsel and the Committee chair. The General Counsel and the Committee chair have not approved any hedges or pledges subject to the policy.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally sets a limit of $1 million on the amount of non-performance based compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each NEO other than our chief financial officer. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs and generally structure performance-based compensation arrangements to preserve deductibility under Section 162(m), the Committee retains flexibility to make compensation decisions in its discretion that do not meet the requirements for deductibility under Section 162(m).  In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurances can be given that compensation, even if intended by us to satisfy the requirements for deductibility under Section 162(m), would, in fact, do so.
No Tax Gross-Up for Change in Control
We are not party to any arrangements or agreements that require us to gross up executive officer taxes under Section 280G of the Internal Revenue Code. In the event that any payments or benefits to an NEO in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by the NEO on an after-tax basis.

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements and Post-Termination Benefits
Beginning in 2012, we limited our use of employment agreements to the roles of President and CEO. For other executive officers that previously had employment agreements, we did not renew the agreements at the end of their respective terms, and we do not enter into employment agreements with newly hired executive officers. Except for Mr. Sahney’s employment agreement, which is described below under “Potential Payments upon Termination or Change in Control—Employment Agreement with Mr. Sahney,” none of our NEOs currently has an employment agreement in place. The Committee has determined that we operate in a highly competitive industry and that an employment agreement with our CEO is advisable to ensure that we receive the ongoing benefit of his experience, skills and achievements.
The Committee believes severance benefits are necessary for retention of highly skilled executive officers. We maintain a Senior Executive Severance Plan (the “Severance Plan”) to provide consistent severance benefits for similarly situated executives without reliance on employment agreements. We also maintain a Senior Executive Change in Control Plan (the “CIC Plan”) that promotes retention of senior officers and continuity of management in the event of a change in control and encourages officers to act in the best interests of stockholders if presented with decisions regarding change in control transactions. The Committee believes the terms of the Severance Plan and the CIC Plan, including the payment triggering events, are generally consistent with market practices among our Compensation Peer Group. See “Potential Payments upon Termination or Change in Control—Severance Plan and CIC Plan.”

COMPENSATION TABLES

COMPENSATION TABLES
Summary Compensation Table

Name & Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan(4)	Change in Non-Qualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Nitin Sahney President & CEO	2014	$753,846	$—	$3,891,486	$—	$1,380,000	$—	$27,429	$6,052,761
	2013	681,419	243,100	2,037,263	—	956,900	200	413,298	4,332,180
	2012	553,313	75,175	1,561,344	239,996	924,825	258	6,042	3,360,953
Robert O. Kraft SVP & CFO	2014	492,692	—	991,441	11,467	431,250	—	41,329	1,968,179
	2013	451,731	54,420	835,785	13,519	365,580	2,699	23,040	1,746,774
	2012	415,267	—	300,218	13,499	416,171	131	6,907	1,152,193
Alexander M. Kayne SVP, General Counsel and Secretary	2014	470,901	—	619,666	11,044	380,000	—	54,119	1,535,730
	2013	441,676	43,642	652,959	11,562	356,358	1,189	37,504	1,544,890
	2012	425,885	—	360,533	90,004	397,675	234	20,926	1,295,257
David C. Hileman SVP, Commercial Operations	2014	342,017	—	397,086	—	225,000	—	109,191	1,073,294
Kirsten M. Marriner SVP, Chief Human Resources Officer	2014	346,731	—	421,365	5,581	241,500	—	23,140	1,038,317
John L. Workman Former CEO	2014	396,923	3,000,000	—	3,349	—	—	602,046	4,002,318
	2013	803,077	487,680	4,701,316	8,005	1,312,320	2,698	77,893	7,392,989
	2012	728,654	120,280	2,191,860	337,821	1,479,720	799	277,942	5,137,076

(1)
The amounts shown in the Salary column reflect the actual amounts earned during the calendar year, which may differ from the stated annual salary in the CD&A because salary increases take effect during the calendar year and the stated salary is based on a year with 26 pay periods.

(2)
The amount shown in the Bonus column for 2014 represents Mr. Workman’s short-term incentive award for the 18-month period ended December 31, 2014, which was based on the Committee’s evaluation of performance during the relevant period but was subject to Committee discretion.

(3)
The amounts shown in the Stock Awards and Option Awards columns for 2014 reflect the aggregate grant date fair value of restricted stock, PSUs and stock options granted to our NEOs in 2014, calculated pursuant to FASB guidance relating to share-based payments. The value of restricted stock was calculated using the closing price of our common stock on the trading day prior to the grant date ($59.19 for restricted stock awards granted on February 21 and $66.33 for Mr. Sahney’s restricted stock award granted on June 30), and the value of PSUs was based on the probable outcome, as of the grant date, of achievement of the applicable performance criteria at the target level. The actual value of PSUs earned may be higher or lower depending on actual performance during the performance period and the fair value of our common stock at the end of the performance period. The grant date fair value of the NEOs’ 2014 PSUs, assuming achievement of the maximum performance level, is: Mr. Sahney, $5,382,982; Mr. Kraft, $1,382,932; Mr. Kayne, $864,304; Mr. Hileman, $474,192; and Ms. Marriner, $587,740. For 2014, all option awards were received through participation in our StockPlus Plan, a broad-based employee stock purchase program. See Note 12 of the Notes to Consolidated Financial Statements included in our 2014 Annual Report for a description of the assumptions used to calculate the grant date fair value of stock options granted in 2014.

(4)	The amounts shown in the Non-Equity Incentive Plan column for 2014 represent the NEOs’ 2014 cash AIP awards.

COMPENSATION TABLES

(5)	The amounts shown in the All Other Compensation column for 2014 include the following:

Name	Benefits Paid in Connection with Retirement(a)	Taxes on Relocation Benefits(b)	Executive Life Insurance Premiums(c)	Company Contributions to Defined Contribution Plans(d)	Interest on Stock Award Dividends(e)	Perquisites & Personal Benefits(f)	Total
N. Sahney	$—	$—	$1,425	$23,608	$2,396	$—	$27,429
R. Kraft	—	—	1,475	38,602	1,252	—	41,329
A. Kayne	—	—	1,409	36,388	1,174	15,148	54,119
D. Hileman	—	41,432	1,024	23,358	376	43,001	109,191
K. Marriner	—	—	1,038	22,102	—	—	23,140
J. Workman	454,289	—	1,125	121,208	7,790	17,634	602,046

(a)
Represents amounts paid to Mr. Workman in 2014 in connection with his retirement, including the payment of cash for accrued vacation days, as well as the cost of Mr. Workman’s continued participation in our health and welfare benefit plans. See “Potential Payments upon Termination or Change in Control—Mr. Workman’s Retirement.”

(b)	Represents the payment of taxes incurred by Mr. Hileman in connection with our payment of certain of his relocation expenses.

(c)	Represents group term life insurance premiums paid on behalf of each NEO.

(d)	Represents matching contributions made to the 401(k) plan account and the NQDC Plan account of each NEO.

(e)
Represents interest paid on dividends on unvested stock awards granted prior to September 2011 based on the imputed interest rates of 6.000%, 7.875% or 8.750%, depending on the date of the dividend. Stock awards granted after September 2011 do not accrue interest on dividends.

(f)	Represents financial planning assistance for Mr. Kayne, relocation benefits for Mr. Hileman and financial planning assistance ($16,134) and an executive physical for Mr. Workman.

COMPENSATION TABLES

Grants of Plan-Based Awards in Fiscal 2014

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Stock Awards: Number of Shares of Stock or Units(4) (#)	Option Awards: Number of Shares Underlying Options(5) (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Option Award on Grant Date(6) ($/Sh)	Total Grant Date Fair Value of Stock and Option Awards(7) ($)

Name	Grant Type	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N. Sahney	2014 AIP	—	—	$600,000	$1,200,000	$2,100,000
	2014 LTI Restricted Stock	2/21/2014	2/12/2014							15,205				$899,984
	2014 LTI PSUs	2/21/2014	2/12/2014				17,740	35,479	70,958					$2,074,457
	CEO LTI Restricted Stock	6/30/2014	5/22/2014							4,523				$300,011
	CEO LTI PSUs	6/30/2014	5/22/2014				5,276	10,553	21,106					$617,034
R. Kraft	2014 AIP	—	—	187,500	375,000	656,250
	2014 LTI Restricted Stock	2/21/2014	2/11/2014							5,068				$299,975
	2014 LTI PSUs	2/21/2014	2/11/2014				5,913	11,826	23,652					$691,466
	ESPP Stock Options	2/6/2014	—								238	$60.71	$60.99	$3,068
	ESPP Stock Options	5/6/2014	—								218	$60.09	$59.85	$2,716
	ESPP Stock Options	8/7/2014	—								224	$61.93	$61.43	$2,578
	ESPP Stock Options	11/6/2014	—								238	$68.23	$68.27	$3,106
A. Kayne	2014 AIP	—	—	178,125	356,250	623,438
	2014 LTI Restricted Stock	2/21/2014	2/11/2014							3,168				$187,514
	2014 LTI PSUs	2/21/2014	2/11/2014				3,696	7,391	14,782					$432,152
	ESPP Stock Options	2/6/2014	—								236	$60.71	$60.99	$3,042
	ESPP Stock Options	5/6/2014	—								210	$60.09	$59.85	$2,616
	ESPP Stock Options	8/7/2014	—								214	$61.93	$61.43	$2,463
	ESPP Stock Options	11/6/2014	—								224	$68.23	$68.27	$2,923
D. Hileman	2014 AIP	—	—	103,950	207,900	363,825
	2014 LTI Restricted Stock	2/21/2014	2/11/2014							2,703				$159,991
	2014 LTI PSUs	2/21/2014	2/11/2014				2,028	4,055	8,110					$237,096
K. Marriner	2014 AIP	—	—	105,000	210,000	367,500
	2014 LTI Restricted Stock	2/21/2014	2/11/2014							2,154				$127,495
	2014 LTI PSUs	2/21/2014	2/11/2014				2,513	5,026	10,052					$293,870
	ESPP Stock Options	5/6/2014	—								130	$60.09	$59.85	$1,619
	ESPP Stock Options	8/7/2014	—								156	$61.93	$61.43	$1,796
	ESPP Stock Options	11/6/2014	—								166	$68.23	$68.27	$2,166
J. Workman	ESPP Stock Options	2/6/2014	—								140	$60.71	$60.99	$1,804
	ESPP Stock Options	5/6/2014	—								124	$60.09	$59.85	$1,545

COMPENSATION TABLES

(1)    The 2014 LTI awards were approved by the Committee on February 11, 2014 and, in the case of Mr. Sahney, the Board on February 12, 2014, in each case with a grant date of February 21, 2014, which was two full trading days following our release of earnings for the year ended December 31, 2013. Mr. Sahney’s additional 2014 LTI award, which was granted pursuant to his employment agreement in connection with his promotion to President and CEO, was approved by the Board of Directors on May 22, 2014 with a grant date of June 30, 2014, the effective date of Mr. Sahney’s promotion.
(2)    Represent each NEO’s threshold, target and maximum award opportunities under the 2014 AIP. The actual amount of each NEO’s 2014 AIP award is based on the achievement of certain performance metrics as discussed in our CD&A. The awards were earned by our NEOs for performance in 2014, paid during the first quarter of 2015 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)     Represents the target, threshold and maximum number of shares underlying the PSUs granted to the NEOs as part of the 2014 LTI awards and, in the case of Mr. Sahney, as part of his LTI award granted in connection with his promotion to CEO. The actual number of shares earned by each NEO will depend on the achievement of certain performance metrics over the three-year performance period ending December 31, 2016 as discussed in our CD&A.
(4)     Represents the number of shares of restricted stock granted to the NEOs as part of the 2014 LTI awards and, in the case of Mr. Sahney, as part of his LTI award granted in connection with his promotion to CEO. The shares vest in four equal annual installments beginning on the first anniversary of the date of grant.
(5)     Represent stock options granted under the StockPlus Plan, a broad-based employee stock purchase program. The stock options vest in full on the fourth anniversary of the grant date.
(6)     The stock option exercise price equals the closing price of our common stock on the NYSE on the trading day immediately preceding the grant date.
(7)     Represents the grant date fair value of stock and option awards calculated in accordance with FASB guidance. The value of restricted stock was calculated using the closing price of our common stock on February 20, 2014 ($59.19) or June 27, 2014 ($66.33), the trading day preceding the applicable grant date. The value of PSUs was based on the probable outcome, as of the grant date, of achievement of the performance criteria at the target level. The actual value of 2014 PSUs earned may differ from the grant date fair value depending on the level of performance achieved and the stock price at the end of the performance period.

COMPENSATION TABLES

Outstanding Equity Awards at 2014 Fiscal Year End

	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Restricted Stock(1)		Performance Share Units(2)
					Number of Shares That Have Not Vested	Market Value of Unvested Shares(3)	Unvested Units	Market Value of Unvested Shares(3)
N. Sahney	16,045	8,023	$34.96	4/29/2019
					49,997	$3,646,281
							113,714	$8,293,162
R. Kraft	—	328	$27.83	8/3/2021
	—	420	$30.03	11/2/2021
	—	330	$33.11	2/1/2022
	—	364	$35.28	5/2/2022
	—	348	$31.41	8/6/2022
	—	378	$35.38	11/5/2022
	—	316	$39.08	2/4/2023
	—	328	$43.50	5/1/2023
	—	226	$54.01	8/5/2023
	—	262	$55.72	11/6/2023
	—	238	$60.71	2/5/2024
	—	218	$60.09	5/5/2024
	—	224	$61.93	8/6/2024
	—	238	$68.23	11/5/2024
					14,200	$1,035,606
							34,130	$2,489,101
A. Kayne	6,017	3,009	$34.96	4/29/2019
	—	150	$39.08	2/4/2023
	—	318	$43.50	5/1/2023
	—	220	$54.01	8/5/2023
	—	258	$55.72	11/6/2023
	—	236	$60.71	2/5/2024
	—	210	$60.09	5/5/2024
	—	214	$61.93	8/6/2024
	—	224	$68.23	11/5/2024
					17,487	$1,275,327
							32,418	$2,364,245
D. Hileman					6,346	$462,814
							10,661	$777,507
K. Marriner	—	130	$60.09	5/5/2024
	—	156	$61.93	8/6/2024
	—	166	$68.23	11/5/2024
					11,445	$834,684
							9,839	$717,558
J. Workman(4)							38,105	$2,778,998

COMPENSATION TABLES

(1)
All outstanding unvested stock options were granted under the StockPlus Plan and vest in full four years after the grant date, except for 24,068 stock options granted to Mr. Sahney and 9,026 stock options granted to Mr. Kayne on April 30, 2012, which vest in three equal annual installments beginning on the first anniversary of the grant date. Outstanding restricted stock awards vest in four equal annual installments beginning on the first anniversary of the grant date, except for 10,000 shares of restricted stock granted to Ms. Marriner on March 27, 2013, which vest in three equal installments beginning on the first anniversary of the grant date. Accordingly, the stock options and shares of restricted stock shown in these columns vest (or have vested) as follows:

		N. Sahney		R. Kraft		A. Kayne		D. Hileman		K. Marriner
		Options	Shares	Options	Shares	Options	Shares	Options	Shares	Options	Shares
2015	February 21		3,801		1,267		792		675		538
	February 22		5,084		2,086		1,629		815
	March 27										4,208
	April 1						7,500
	April 30	8,023	2,574		1,437	3,009	965		599
	June 12		4,934
	June 30		1,130
	August 4			328
	November 3			420
2016	February 2			330
	February 21		3,801		1,267		792		676		539
	February 22		5,083		2,085		1,629		815
	March 27										4,208
	April 30		2,575		1,438		966		599
	May 3			364
	June 12		4,935
	June 30		1,131
	August 7			348
	November 6			378
2017	February 5			316		150
	February 21		3,801		1,267		792		676		538
	February 22		5,084		2,086		1,630		815
	March 27										875
	May 2			328		318
	June 30		1,131
	August 6			226		220
	November 7			262		258
2018	February 6			238		236
	February 21		3,802		1,267		792		676		539
	May 6			218		210				130
	June 30		1,131
	August 7			224		214				156
	November 6			238		224				166
	Total	8,023	49,997	4,218	14,200	4,839	17,487	—	6,346	452	11,445

(2)
Includes the number of shares earned by each NEO (other than Mr. Workman) for achievement of the 2012 PSU performance criteria for the three-year performance period ended December 31, 2014 and the 2013 PSU performance criteria solely for the one-year performance period ended December 31, 2014, which PSUs vested in February 2015 following the Committee's certification of achievement of the applicable performance criteria. Also includes the number of shares that would be earned by each NEO assuming achievement of the 2013 PSU performance criteria at the maximum level for the one-year and three-year performance periods ending December 31, 2015 (excluding the shares previously earned) and the number of shares that would be earned by each NEO assuming achievement of the 2014 PSU performance criteria at the target level for the three-year performance period ending December 31, 2016 (including with respect to the PSUs granted to Mr. Sahney in June 2014 in connection with his promotion to CEO).

(3)
The fair market value of unvested restricted stock and PSUs has been determined by multiplying the number of shares or units by $72.93, the closing price of our common stock on December 31, 2014, the last trading day of 2014.

(4)
On the date of Mr. Workman’s retirement, all of his unvested stock options and restricted stock became fully vested and exercisable and, for purposes of vesting of his 2012 and 2013 PSUs, he was deemed to have completed the term of his employment agreement, which was scheduled to expire on December 31, 2014. As a result, Mr. Workman earned 2012 PSUs for the three-year performance period ended December 31, 2014 (which are included in the Options Exercised and Stock Vested table) based on actual performance, and he became entitled to receive a pro rata portion of his target 2013 PSUs (which are included in this table) at the end of the three-year performance period ending December 31, 2015 if the applicable performance criteria are met.

COMPENSATION TABLES

Options Exercised and Stock Vested in Fiscal 2014

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
N. Sahney	—	$—	22,438	$1,439,397
R. Kraft	—	—	8,522	562,153
A. Kayne	—	—	10,095	603,845
D. Hileman	—	—	2,913	190,015
K. Marriner	—	—	4,209	250,015
J. Workman(3)	24,818	664,565	151,046	10,157,443

(1)
The number of shares acquired and the value realized on exercise or vesting have not been reduced to reflect any NEO’s use of share withholding to pay the exercise price of options or to satisfy tax obligations in connection with the option exercise or the vesting of restricted stock.

(2)
The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the trading day immediately prior to the vesting date and exclude the value of any dividends or interest on dividends paid in cash upon vesting of the shares.

(3)
The number of shares acquired on vesting for Mr. Workman includes 35,397 shares of our common stock that he received in February 2015 following the Committee's certification of the performance results with respect to the 2012 PSUs for the three-year performance period ended December 31, 2014. For purposes of this table, such shares are treated as having vested on December 31, 2014, the last day of the performance period.

Non-Qualified Deferred Compensation
In 2014, each of our NEOs participated in our NQDC Plan, which permitted participants to defer of up to 50% of base salary and up to 100% of AIP awards. We made matching contributions equal to 50% of the total amount deferred by a participant for the plan year, up to a maximum of 6% of the participant’s eligible compensation. Participants are fully vested at all times in individual contributions to the NQDC Plan, while the Company’s matching contributions vest based on the participant’s years of service at a rate of 20% per year on each anniversary of the participant’s commencement of service through the fifth anniversary of such date. In the event of a participant’s termination of employment by reason of retirement, death, disability or a change in control, Company contributions vest in full regardless of the participant’s years of service.
We do not provide a guaranteed rate of return on the funds in the NQDC Plan, and earnings depend on a participant’s investment elections. Participants can elect to receive distributions upon retirement or in a specified future year and may elect to receive distributions in a lump sum or over a period of two to ten years, provided that in the event of certain terminations of employment, death or disability, the participant or his or her heirs will receive a lump sum payment.

Name	Plan	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year-End(3)
N. Sahney	NQDC	$44,769	$22,308	$1,125	$121,055
R. Kraft	NQDC	54,508	34,033	6,872	135,890
A. Kayne	NQDC	52,055	31,818	8,275	130,505
D. Hileman	NQDC	120,354	18,789	7,761	165,000
K. Marriner	NQDC	28,654	18,202	3,100	64,590
J. Workman(4)	NQDC	151,385	116,640	14,878	351,652
	Rabbi Trust	—	—	14,385	425,064

(1)
All of the amounts shown in the Company Contributions in Last Fiscal Year column are reported as 2014 compensation in the All Other Compensation column of the Summary Compensation Table in this Proxy Statement.

(2)
None of the amounts shown in the Aggregate Earnings in Last Fiscal Year column is reported as 2014 compensation in the Change in Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table in this Proxy Statement.

(3)
Of the amounts shown in the Aggregate Balance at Last Fiscal Year-End column, the following amounts were reported as compensation in the Summary Compensation Table for fiscal years prior to 2014: Mr. Sahney, $17,308; Mr. Kraft, $13,045; Mr. Kayne, $11,512; Mr. Hileman, $0; Ms. Marriner, $0; and Mr. Workman, $20,798 for the NQDC and $281,147 for the Rabbi Trust.

(4)
Mr. Workman is the only NEO that participates in the Rabbi Trust Deferred Compensation Plan, a non-qualified deferred compensation arrangement, the assets of which are held in a rabbi trust. In connection with the adoption of the NQDC Plan, Mr. Workman agreed to forgo all future contributions to the Rabbi Trust Deferred Compensation Plan beginning with the 2013 plan year. Earnings for the Rabbi Trust Deferred Compensation Plan are based upon the actual investment earnings or losses of the funds invested in the rabbi trust and are credited to Mr. Workman’s account on January 1 of each year.

POTENTIAL TERMINATION PAYMENTS

Potential Payments upon Termination or Change in Control
Our employment agreement with Mr. Sahney, the NQDC Plan, the Severance Plan, the CIC Plan and our equity incentive plans and award agreements require us to provide our NEOs with certain benefits in the event of specified terminations of their employment, including in connection with a change in control. The table below sets forth the amount of compensation that we would be required to pay to each NEO (other than Mr. Workman) in connection with the termination events specified, in each case assuming the termination occurred on December 31, 2014. Amounts included in the table are estimates and forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided, any actual amounts we pay or distribute may differ materially. Factors that could affect those amounts include the timing during the year of any such event, the value of our common stock on the date of such event, actual performance with respect to the performance criteria for outstanding PSU awards and the NEO’s age. In addition, payment of certain benefits is conditioned upon the NEO’s compliance with certain restrictive covenants.

Name	Severance(1)	Bonus(1)	Restricted Stock(2)	Stock Options(2)	Performance Restricted Stock Units(3)	Non-Qualified Plan Payment(4)	Health & Welfare Benefits(5)	Total
Nitin Sahney
Resignation/Retirement	$—	$—	$—	$—	$—	$—	$—	$—
Termination w/ Cause	—	—	—	—	—	—	—	$—
Termination w/o Cause	1,200,000	3,180,000	3,708,802	304,633	8,293,162	—	16,119	$16,702,716
Termination upon Death	—	—	3,708,802	304,633	3,575,539	—	—	$7,588,974
Termination upon Disability	200,000	1,380,000	3,708,802	304,633	4,201,351	—	2,686	$9,797,472
Termination following CIC(6)	1,600,000	3,780,000	3,708,802	304,633	8,293,162	—	16,119	$17,702,716
Robert O. Kraft
Resignation/Retirement	$—	$—	$—	$—	$—	$—	$—	$—
Termination w/ Cause	—	—	—	—	—	—	—	$—
Termination w/o Cause	750,000	—	—	126,724	—	—	17,311	$894,035
Termination upon Death	—	—	1,053,918	126,724	988,347	7,560	—	$2,176,549
Termination upon Disability	—	—	1,053,918	126,724	1,153,607	7,560	—	$2,341,809
Termination following CIC(6)	1,000,000	1,125,000	1,053,918	126,724	1,970,787	7,560	17,311	$5,301,300
Alexander M. Kayne
Resignation/Retirement	$—	$—	$—	$—	$—	$—	$—	$—
Termination w/ Cause	—	—	—	—	—	—	—	$—
Termination w/o Cause(7)	712,500	—	563,536	32,026	—	—	17,311	$1,325,373
Termination upon Death	—	—	1,304,981	146,278	1,035,241	14,418	—	$2,500,918
Termination upon Disability	—	—	1,304,981	146,278	1,410,758	14,418	—	$2,876,435
Termination following CIC(6)	950,000	1,068,750	1,304,981	146,278	1,866,935	14,418	17,311	$5,368,673
David C. Hileman
Resignation/Retirement	$—	$—	$—	$—	$—	$—	$—	$—
Termination w/ Cause	—	—	—	—	—	—	—	$—
Termination w/o Cause	519,750	—	—	—	—	—	16,119	$535,869
Termination upon Death	—	—	470,695	—	313,453	—	—	$784,148
Termination upon Disability	—	—	470,695	—	382,299	—	—	$852,994
Termination following CIC(6)	693,000	623,700	470,695	—	632,814	—	16,119	$2,436,328
Kirsten M. Marriner
Resignation/Retirement	$—	$—	$—	$—	$—	$—	$—	$—
Termination w/ Cause	—	—	—	—	—	—	—	$—
Termination w/o Cause(7)	525,000	—	494,817	4,165	—	—	17,311	$1,041,293
Termination upon Death	—	—	848,528	4,165	260,433	16,906	—	$1,130,032
Termination upon Disability	—	—	848,528	4,165	260,433	16,906	—	$1,130,032
Termination following CIC(6)	700,000	630,000	848,528	4,165	589,931	16,906	17,311	$2,806,841

(1)
Represents the cash severance payable to each NEO calculated based upon the NEO’s base salary or target or earned AIP award, as the case may be. The Bonus column also includes the NEO’s target or actual AIP award if a pro rata award for the year of termination is payable in connection with the termination event. See “—Employment Agreement with Mr. Sahney” and “—Severance Plan and CIC Plan” below.

POTENTIAL TERMINATION PAYMENTS

(2)
Represents the intrinsic value of the acceleration of unvested shares of restricted stock or unvested stock options, as the case may be, based upon the fair market value of a share of common stock on December 31, 2014 ($72.93) and, in the case of stock options, the exercise price of each such option. The Restricted Stock column also includes accrued dividends on unvested shares of restricted stock payable upon vesting of the related restricted stock award and, in the case of Mr. Kayne’s April 2011 restricted stock award, interest on accrued dividends.

(3)
Represents the intrinsic value of the acceleration of unvested PSUs based upon the fair market value of a share of common stock on December 31, 2014 ($72.93). For Mr. Sahney, the PSUs vest at the greater of actual or target (subject to achievement of applicable performance criteria) in the event of a termination without cause or a termination following a Change in Control. For all other NEOs, in the event of a termination without cause, all PSUs are forfeited, and in the event of termination following a Change in Control, a pro rata portion of the 2012 PSUs vest based on actual performance, the unvested 2013 PSUs vest at target and the 2014 PSUs vest at the greater of target or actual performance. For all NEOs, in the event of death, a pro rata portion of the 2012 PSUs, the unvested 2013 PSUs and the 2014 PSUs vest at target, and in the event of a disability, a pro rata portion of the 2012 PSUs vest based on actual performance and a pro rata portion of the unvested 2013 PSUs and the 2014 PSUs vest at target.

(4)	Represents the portion of the NQDC account balance that would become vested upon the termination event.

(5)
Represents the cost of the health and welfare benefits to which the NEO is entitled. The NEO may become ineligible to receive such benefits by, for example, becoming eligible for health and welfare benefits through a subsequent employer.

(6)
We do not gross up our NEOs for taxes payable under Section 280G of the Internal Revenue Code. However, in the event that any payments or benefits to our NEOs in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits would be reduced so that no portion of such payments or benefits will be subject to the excise tax, if that would result in a greater aggregate amount being retained by the NEO on an after-tax basis. Assuming a change in control termination occurred on December 31, 2014 and without attributing any value to the restrictive covenants for the benefit of the Company, the payments and benefits to Messrs. Sahney and Kraft and Ms. Marriner would be subject to the excise tax, and the payments and benefits to Messrs. Kayne and Hileman would be reduced so that no portion of such payments or benefits would be subject to the excise tax. No such reduction in payments and benefits has been reflected in the table.

(7)
The sign-on restricted stock awards received by Mr. Kayne in connection with his commencement of employment with the Company in April 2011 and Ms. Marriner in connection with her commencement of employment with the Company in March 2013 vest in full upon a termination without cause.

Employment Agreement with Mr. Sahney
We entered into an amended and restated employment agreement with Mr. Sahney on April 14, 2014, pursuant to which he serves as our President and Chief Executive Officer. The initial term of the agreement commenced on July 1, 2014 and continues through July 1, 2017, with automatic extensions for successive one-year periods unless either party provides written notice of non-renewal at least 90 days prior to the date of renewal.
Under the agreement, Mr. Sahney is entitled to an annual base salary of no less than $800,000, an annual bonus opportunity with a target of at least 150% of base salary, and a 2015 long-term incentive award with a target of at least $4 million on such terms as are determined by the Committee. Thereafter, he is eligible for annual long-term incentive awards as determined by the Committee. As described above under “Compensation Discussion and Analysis—Elements of Executive Compensation,” under the agreement, Mr. Sahney also received an increase in his 2014 long-term incentive award. Mr. Sahney is entitled to participate in the retirement plans, employee benefit plans and perquisite arrangements that we have adopted for the benefit of our executive officers, other than the Severance Plan and the CIC Plan.
Under his employment agreement, Mr. Sahney is entitled to the benefits summarized below upon the event specified. Upon termination for any reason, and as a condition to the payment of the benefits described below, Mr. Sahney will be subject to and must maintain compliance with covenants regarding noncompetition, nonsolicitation of customers and nonsolicitation of employees for 18 months following the date of termination. In the event that any payments or benefits to Mr. Sahney in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits would either be paid in full or reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by him on an after-tax basis.

Termination without Cause* or Following a Material Breach*
• 1.5x (or 2x in the case of a termination in connection with a Change in Control*) the sum of (x) base salary plus (y) target bonus for year of termination payable over 18 months (or in a lump sum amount in the case of a termination in connection with a Change in Control)

• Prorated portion of AIP award for year of termination based on actual performance through year-end
• Full vesting of time-based restricted stock and stock options and vesting of performance-based awards at the greater of target (subject to achievement of applicable performance criteria) or the actual earned amount

• Full vesting of benefits under the NQDC Plan
• Continued participation in health and welfare plans for up to 18 months (or cash equivalent)
• Executive outplacement services

POTENTIAL TERMINATION PAYMENTS

*
“Cause” means Mr. Sahney’s (1) fraud or willful or intentional misrepresentation in connection with the performance of his duties, (2) failure to substantially perform his material duties, (3) willful or intentional conduct that is detrimental to our reputation, goodwill or business operations in any material respect, (4) breach or threatened breach of the restrictive covenants contained in his employment agreement, or (5) conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities law.

“Change in Control” has the meaning given to such term under the 2014 Stock and Incentive Plan, or any successor thereto in effect on the date of the Change in Control. Under the 2014 Stock and Incentive Plan, a Change in Control generally includes (1) any person becoming the beneficial owner of 30% or more of the outstanding shares of our common stock or the combined voting power of our outstanding securities, (2) the individuals who comprise the Board and other directors that were approved by at least a majority of the Board ceasing to constitute a majority of the Board, (3) consummation of certain business combinations unless our stockholders immediately prior to the transaction own more than 50% of the voting power of the surviving entity, and (4) the approval by our stockholders of our complete liquidation or dissolution. A termination is in connection with a Change in Control if the termination occurs within three months prior to the change in control at the request of a third party or 24 months following the change in control.
“Material Breach” means (1) the assignment to Mr. Sahney of duties inconsistent with his position, authority or responsibilities as contemplated by his employment agreement, or action that results in a diminution in such position, authority or responsibilities (excluding isolated and insubstantial actions not taken in bad faith that are promptly remedied following notice), (2) our failure to comply with the compensation and benefits provisions of his employment agreement, (3) the relocation of our principal executive offices to more than 30 miles from the current Cincinnati, Ohio location, or (4) Mr. Sahney ceasing to be a member of the Board or, following a Change in Control, the board of directors of the surviving entity.
Severance Plan and CIC Plan
Under the Severance Plan and the CIC Plan, our NEOs, other than Mr. Sahney, are entitled to the benefits summarized below upon the event specified. As a condition to the payment of the benefits described below, the NEO must maintain compliance with covenants regarding noncompetition, nonsolicitation of customers and nonsolicitation of employees for 12 months following the date of termination. If an NEO qualifies for benefits under the CIC Plan as well as the Severance Plan, he or she receives benefits only under the CIC Plan.

Termination without Cause* or for Good Reason*
• Cash severance equal to 18 months of base salary
• Continued health and welfare benefits for up to 18 months (or cash equivalent)
• Executive outplacement services

Termination without Cause* or for Good Reason* (Within 24 months of Change in Control*)
• Lump sum payment equal to sum of (x) 24 months of base salary plus (y) 2x target bonus for year of termination
• Prorated target bonus for year of termination (subject to achievement of applicable performance criteria)
• Continued health and welfare benefits for up to 18 months (or cash equivalent)
• Executive outplacement services

*
“Cause” means the executive’s (1) conduct that is materially detrimental to our reputation, goodwill or business operations, (2) gross or habitual neglect of duties or obligations or breach of such duties, or misconduct in discharging such duties, (3) failure to substantially perform his or her duties or the repeated absence from his or her duties without the consent of our CEO, (4) failure or refusal to comply with our policies, standards and regulations or to follow the directions of our CEO in complying with those policies, standards and regulations; (5) breach or threatened breach of restrictive covenants, (6) fraud or willful or intentional misrepresentation in connection with the performance of his or her duties, or (7) conviction for, or entry of plea of guilty or nolo contendere with respect to, any criminal act.

“Good Reason” means, within 24 months following a change in control, (1) a substantial reduction in compensation and benefits from immediately prior to the change in control, (2) a substantial and material negative change in work responsibilities and duties from immediately prior to the change in control, (3) relocation of the work place more than 50 miles from immediately prior to the change in control, or (4) termination or material adverse modification of the Severance Plan or the CIC Plan without prior written consent.
“Change in Control” has the meaning given to such term under the 2014 Stock and Incentive Plan, or any successor thereto in effect on the date of the Change in Control, provided such event constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of our assets, within the meaning of Section 409A of the Internal Revenue Code. Under the 2014 Stock and Incentive Plan, a Change in Control generally includes (1) any person becoming the beneficial owner of 30% or more of the outstanding shares of our common stock or the combined voting power of our outstanding securities, (2) the individuals who comprise the Board and other directors that were approved by at least a majority of the Board ceasing to constitute a majority of the Board, (3) consummation of certain business combinations unless our stockholders immediately prior to the transaction own more than 50% of the voting power of the surviving entity, and (4) the approval by our stockholders of our complete liquidation or dissolution.

POTENTIAL TERMINATION PAYMENTS

Mr. Workman’s Retirement
The Company entered into an amended and restated employment agreement with Mr. Workman on July 1, 2013, pursuant to which he served as our Chief Executive Officer until his retirement on June 30, 2014. In connection with his retirement, Mr. Workman was entitled to receive: continued payment of his base salary through December 31, 2014 ($409,231) and cash for accrued vacation days ($40,538); his short-term incentive award for the 18-month period ended December 31, 2014 ($3,000,000) payable at the same time as the 2014 AIP awards; full vesting of all unvested stock options (24,818 stock options with a value of $770,786 based on the difference between the option exercise prices and the trading price of our common stock upon vesting) and time-based restricted stock awards (93,223 shares with a value of $6,183,482 upon vesting), including accrued dividends thereon ($119,289); his 2012 PSUs (35,397 shares with a value of $2,581,503 at December 31, 2014) based on actual results and payable at the same time as other 2012 PSU awards; subject to satisfaction of applicable performance criteria, a pro rata portion of his target 2013 PSUs (38,105 shares with a value of $2,778,998 at December 31, 2014), payable at the same time as the other 2013 PSU awards; and up to 18 months of continued participation in our health and welfare benefit plans ($13,560). As a condition to the payment of the benefits described above, Mr. Workman must comply with covenants regarding noncompetition, nonsolicitation of customers and nonsolicitation of employees for 18 months following the date of his retirement.

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE
Proposal No. 1: Election of Directors
Directors are elected to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election as directors at the Annual Meeting the nine persons named below, each of whom is currently serving on the Board.
Our Bylaws provide that in an uncontested election, which is the case for the Annual Meeting, directors are elected by a majority of the votes cast. The number of shares voted “for” a director must exceed the number of shares voted “against” that director. In an uncontested election, if a director does not receive a majority of the votes cast for his or her election, the director must promptly tender his or her resignation to the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to such tendered resignation. The Board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results.
We anticipate that all nominees listed below will stand for election at the Annual Meeting. However, if any nominee is not a candidate at that time for any reason, proxies (excluding abstentions and broker non-votes) will be voted for a substitute nominee designated by the Board. Proxies submitted without direction will be voted for each director nominee named below.

John L. Bernbach	Age: 71 Director since 2013 Compensation Committee
Business Experience: Mr. Bernbach currently serves as Vice Chairman of the Engine Group, one of the largest privately-owned independent marketing services companies, owned by Lake Capital, a Chicago based private equity firm. Prior to that, Mr. Bernbach served as President of Engine USA, LLC, a subsidiary of the Engine Group, from July 2013 to December 2014 and Chief Operating Officer of Engine USA, LLC from January 2010 to July 2013. Mr. Bernbach was co-founder, President and Chief Operating Officer of Puris Bernbach Partners (formerly NTM Inc. (Not Traditional Media)), a marketing and media advisory firm from July 2003 through December 2009. Prior to that, he served as Chairman and Chief Executive Officer of The Bernbach Group, an executive management consulting business. From 1995 to 2000, Mr. Bernbach served as a director, and later as Chief Executive Officer and Chairman of North American Television, a joint venture between the Power Corporation of Canada and the Canadian Broadcasting Company. He spent 27 years in the advertising business at Doyle Dane Bernbach, including 8 years as President and Chief Operating Officer of DDB Needham Worldwide. Mr. Bernbach currently serves on the boards of Great-West Life & Annuity Insurance Company and certain of its affiliates, Putnam Investments LLC and the Casita Maria Center for Arts & Education.

Skills and Qualifications: Mr. Bernbach has considerable management and leadership expertise, having spent more than 20 years in senior leadership roles with several companies, including multinational corporations. He has significant experience assessing risk through his roles on the boards of insurance companies, and he provides valuable perspectives in the areas of marketing, advertising and communications.

PROPOSALS REQUIRING YOUR VOTE

James G. Carlson	Age: 62 Director since 2013 Audit Committee
Business Experience: Mr. Carlson served as the Chief Executive Officer, President and Chairman of the Board of Amerigroup Corp., a multi-state managed healthcare company, from September 2007 through December 2012, retiring after Amerigroup merged with WellPoint Inc. (now known as Anthem, Inc.). He was Amerigroup’s President and Chief Operating Officer from 2003 to 2007. Prior to that, he was Executive Vice President of UnitedHealth Group and President of its UnitedHealthcare business unit, which served more than ten million members in HMO and PPO plans nationwide. Mr. Carlson’s diverse experience also includes over 17 years with Prudential Financial, Inc. He currently is a Partner of Guidon Partners, a private investment company formed in 2014 by a group of health care executives, and since March 2013, he has served as Senior Advisor to Stone Point Capital, a private equity firm that invests in the financial services industry. Mr. Carlson is a member of the boards of Acelity L.P., Inc., a medical technology company focused on advanced wound therapeutics and regenerative medicine, the National Kidney Foundation and the Virginia Aquarium & Marine Science Center.

Skills and Qualifications: Mr. Carlson has over 30 years of experience in the health insurance industry. He also has valuable investor relations, corporate governance, corporate communications and general public company leadership and management expertise, having spent more than 10 years in leadership roles with public companies, including more than five years as the CEO and Chairman of the Board of a public healthcare company.

Mark A. Emmert, Ph.D.	Age: 62 Director since 2011 Compensation and Compliance Committees
Business Experience: Dr. Emmert is the President of the National Collegiate Athletic Association (“NCAA”) and has held that position since October 2010. Prior to that, he served as President of the University of Washington from June 2004 to October 2010, during which time he established an interdisciplinary Department of Global Health and the Institute for Health Metrics and Evaluation.  Prior to 2004, Dr. Emmert served as Chancellor at Louisiana State University and Chancellor and Provost at the University of Connecticut, in addition to holding administrative and academic positions at Montana State University and the University of Colorado. Dr. Emmert is a member of the board of directors of Expeditors International of Washington, Inc. (NASDAQ: EXPD) and Weyerhaeuser Company (NYSE: WY).

Skills and Qualifications: Dr. Emmert has considerable experience in leadership and management and adds a unique perspective on healthcare institutions as a result of his oversight of four hospitals, $1.2 billion in research and more than 35,000 employees during his tenure at the University of Washington. In addition, through his role as President of the NCAA, Dr. Emmert has expertise in government relations and strategic planning.

PROPOSALS REQUIRING YOUR VOTE

Steven J. Heyer	Age: 62 Director since 2008 Compensation (Chair), Executive and Nominating Committees
Business Experience: Mr. Heyer is an investor in a number of private companies, including Clipfort, a biometric magazine company, of which he is Chairman, and NeueHouse, a company that provides high-end workspace designed for entrepreneurs in high-growth industries, of which he is Lead Director. Mr. Heyer has served as a member of the board of directors of Lazard Ltd (NYSE: LAZ) and Lazard Group since June 2005 and was appointed Lead Director in November 2009. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001, he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. From February 2010 until March 2011, Mr. Heyer served as Chairman and CEO of Harry & David Holdings, Inc., a company that was in financial distress at the time of his appointment and that filed for bankruptcy protection in March 2011. Mr. Heyer resigned as CEO prior to the company’s bankruptcy filing but remained as Chairman to provide guidance and leadership through the bankruptcy proceedings. The company emerged from bankruptcy in September 2011, and Mr. Heyer resigned as Chairman at that time.

Skills and Qualifications: Mr. Heyer has considerable experience gained through a variety of leadership positions across diverse industries, including broadcast media, consumer products and hotel and leisure companies. He has a broad perspective on business matters, particularly in the areas of marketing and strategic positioning of products and services. Moreover, his service as lead director on the board of directors of another public company gives him valuable perspectives on business, financial and executive compensation matters.

Samuel R. Leno	Age: 69 Director since 2012 Audit Committee
Business Experience: Mr. Leno retired in December 2011 as Executive Vice President and Chief Operations Officer of Boston Scientific Corporation, a position he held since March 2010. Prior to that, he served as Executive Vice President, Finance and Information Systems and Chief Financial Officer of Boston Scientific from June 2007 until March 2010. Previously, Mr. Leno was Executive Vice President - Corporate Finance and Operations and Chief Financial Officer of Zimmer Holdings, Inc. from 2003 to 2007, and Senior Vice President and Chief Financial Officer of Zimmer from 2001 to 2003. From 1999 to 2001, he served as Senior Vice President and Chief Financial Officer of Arrow Electronics, Inc. He has also served as Chief Financial Officer of Corporate Express, Inc. and Coram Healthcare. In previous positions, Mr. Leno served for over 20 years in various financial and executive capacities at global healthcare companies, Baxter International Inc. and American Hospital Supply Corporation, including as Vice President, Finance and Information Technology-Hospital Business at Baxter. Mr. Leno served as a Lieutenant in the United States Navy and is a veteran of the Vietnam War. He currently is a member of the board of directors of Lantheus Holdings, Inc. and Endotronix, Inc. and is Chairman of the Board of Zest Anchors LLC. He also served on the board of directors of TomoTherapy Incorporated from 2006 to 2011.

Skills and Qualifications: Mr. Leno has over 30 years of experience in the healthcare industry, including senior leadership roles at several large public companies. His extensive experience includes expertise in operations, healthcare compliance, finance and information systems.

PROPOSALS REQUIRING YOUR VOTE

Nitin Sahney	Age: 52 Director since 2014 Executive Committee
Business Experience: Mr. Sahney was appointed as our Chief Executive Officer in June 2014, after serving as our President since September 2012. Mr. Sahney served as our Chief Operating Officer from June 2012 to June 2014 and as Executive Vice President and President - Specialty Care Group from November 2010 to June 2012. Prior to joining Omnicare, Mr. Sahney managed a healthcare investment fund from October 2007 to 2010. From 2001 until August 2007, Mr. Sahney served as President and Chief Executive Officer of RxCrossroads, a specialty pharmaceutical services company acquired by Omnicare in 2005. Prior to his involvement with RxCrossroads, Mr. Sahney held a number of management positions with Cardinal Health, Inc., beginning in September 1993.

Skills and Qualifications: As a successful entrepreneur and operations-driven leader, Mr. Sahney brings significant strategic, management and tactical experience required to develop and execute our ongoing growth objectives. As our Chief Executive Officer, he provides the Board with management’s perspective on our business, operating environment and strategic direction.

Barry P. Schochet	Age: 64 Director since 2011 Compliance Committee (Chair)
Business Experience: Mr. Schochet has been an Operating Partner of CIC Partners, a mid-market private equity firm, since 2007. From 2005 to 2013, he served as President and CEO of BPS Health Ventures, LLC, a healthcare consulting and investment firm. From 1995 to 2005, Mr. Schochet held executive roles with Tenet Healthcare Corporation, including Vice Chairman. Prior to that, he served in various capacities at the company’s predecessor, National Medical Enterprises, including Hospital Division President and Chief Executive Officer of Cypress Community Hospital. Mr. Schochet currently serves as a director of Universal Hospital Services, Inc.

Skills and Qualifications: Mr. Schochet has more than 30 years of healthcare experience and his extensive qualifications include business, leadership and management expertise within the healthcare sector, as well as healthcare compliance and financial expertise.

James D. Shelton	Age: 61 Director since 2008 Executive (Chair) and Nominating (Chair) Committees
Business Experience: Mr. Shelton has served as our non-executive Chairman of the Board since 2011 and served as our Interim President and Chief Executive Officer from July 2010 through December 2010. Previously, he served as Chairman of the Board, President and Chief Executive Officer of Triad Hospitals, Inc. from May 1999 until the organization was sold in 2007. Mr. Shelton currently serves on the board of directors of Ventas, Inc. (NYSE: VTR).

Skills and Qualifications: Mr. Shelton gained valuable insight into our day-to-day operations during his tenure as Interim President and Chief Executive Officer. As the former Chairman and Chief Executive Officer of another public healthcare company, he brings extensive leadership, operational and financial experience and a unique perspective on healthcare technology and the healthcare industry. Mr. Shelton has a strong background in corporate governance matters and the relationship between boards and management, which positions him well to serve as our Chairman of the Board.

PROPOSALS REQUIRING YOUR VOTE

Amy Wallman	Age: 65 Director since 2004 Audit (Chair), Compliance, Executive and Nominating Committees
Business Experience: Ms. Wallman retired in 2001 as an audit partner with Ernst & Young International, a position she held for more than 15 years, including serving as the Health Care Industry Leader in the healthcare practice group from 1995 to 2001. Over the course of her career, she advised companies in various industries, including manufacturing, financial services and retail, ultimately developing specific expertise in healthcare.

Skills and Qualifications: Given her extensive career in accounting at one of the leading accounting firms, Ms. Wallman brings not only demonstrated skills, but significant experience, in accounting, auditing and financial reporting.

THE BOARD RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE NAMED ABOVE.
Proposal No. 2: Advisory Vote on Executive Compensation
Our current practice is to submit advisory votes on our executive compensation to our stockholders on an annual basis. We emphasize pay-for-performance by linking executive compensation to our financial and operating performance. Our executive compensation program is designed to attract, motivate and retain key executives and maintain a balance between our short- and long-term performance objectives. We link an increasing portion of each executive officer’s compensation to our financial performance as the executive officer assumes greater responsibilities. We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail our executive compensation program and how our compensation design and practices reflect our compensation philosophy.
The following resolution is submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion.”
The affirmative vote of a majority of the votes represented, in person or by proxy, and entitled to vote at the Annual Meeting is necessary to approve, on an advisory basis, the compensation of our NEOs. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. Proxies submitted without direction will be voted “for” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement.
Although the results of the stockholder vote on this proposal are non-binding, the Compensation Committee values the opinions expressed by stockholders and will consider the outcome of the vote when evaluating our compensation principles, program and practices.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm to audit our consolidated financial statements for fiscal 2015. PricewaterhouseCoopers (and its predecessor) has acted as our independent auditor since 1981. Although ratification by our stockholders is not required by law or our Bylaws, we are submitting the appointment of PricewaterhouseCoopers for ratification at the Annual Meeting because the Board values the opinion of our stockholders.
The affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting is necessary to ratify the appointment of PricewaterhouseCoopers. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. If the appointment is not so ratified, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers, but will be under no obligation to select a new

PROPOSALS REQUIRING YOUR VOTE

independent auditor. Proxies submitted without direction will be voted “for” the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2015.
We expect that representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they desire to do so.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires the pre-approval of all audit, audit-related, tax and other services rendered by our independent auditor. In accordance with this policy, we prepare an auditor services schedule at the beginning of each fiscal year that describes each type of service to be provided by the independent auditor and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditor reports to the Audit Committee the actual fees incurred for services compared with the approved amounts. Projected fees on the auditor services schedule may be updated, as appropriate, in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The pre-approval policy permits the Audit Committee to delegate authority to pre-approve services to one or more members of the Audit Committee. Any pre-approval by a Committee member pursuant to such delegation is reported to the full Audit Committee at its next meeting.
In connection with the Audit Committee’s appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether PricewaterhouseCoopers’ provision of non-audit services is compatible with the independence of PricewaterhouseCoopers.
Fees and Services of Independent Registered Public Accounting Firm
The following table summarizes the fees for professional services provided to the Company by PricewaterhouseCoopers for the fiscal years ended December 31, 2014 and 2013 (in thousands):

	2014	2013
Audit(1)	$3,379	$3,592
Audit-Related(2)	409	535
Taxes(3)	252	251
All Other	—	—
Total	$4,040	$4,378

(1)
Audit fees include fees for professional services rendered for the integrated audit of the consolidated financial statements and effectiveness of our internal controls over financial reporting, as well as income tax provision procedures and assistance with review of documents and financial statements filed with the SEC.

(2)
Audit-related fees include fees for assurance and related services primarily attributable to the audit of related party financial statements and acquisition-related financial due diligence and agreed-upon procedures (for deferred payments on prior acquisitions), as well as consultations concerning financial accounting and reporting standards and compliance matters.

(3)	Tax services reflect tax consulting services related to compliance, tax planning and advice.

BENEFICIAL OWNERSHIP

BENEFICIAL OWNERSHIP OF SECURITIES
Principal Stockholders
The following table shows the number of shares of our common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	7,181,114	7.4%
Boston Partners(3) One Beacon Street Boston, MA 02108	7,683,894	7.9%
Harris Associates L.P.(4) Two North LaSalle Street, Suite 500 Chicago, IL 60602	5,273,314	5.4%
Iridian Asset Management LLC(5) 276 Post Road West Westport, CT 06880	5,894,248	6.1%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	6,938,243	7.2%

(1)	Percentages are based on 96,876,512 shares of our common stock outstanding on March 31, 2015.

(2)
Based solely on information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 9, 2015. BlackRock reported that, as of December 31, 2014, it had sole voting power with respect to 6,520,547 shares of common stock and sole dispositive power with respect to 7,181,114 shares of common stock.

(3)
Based solely on information contained in a Schedule 13G/A filed with the SEC by Boston Partners on February 12, 2015. Boston Partners reported that, as of December 31, 2014, it had sole voting power with respect to 6,676,615 shares of common stock, shared voting power with respect to 21,045 shares of common stock and sole dispositive power with respect to 7,683,894 shares of common stock.

(4)
Based solely on information contained in a Schedule 13G/A filed with the SEC by Harris Associates L.P. (“Harris Associates”) on February 11, 2015. Harris Associates reported that, as of December 31, 2014, it had sole voting power with respect to 5,261,314 shares of common stock and sole dispositive power with respect to 5,261,314 shares of common stock and that Harris Associates Inc., the general partner of Harris Associates, had sole voting power with respect to 5,261,314 shares of common stock and sole dispositive power with respect to 5,261,314 shares of common stock. By reason of advisory and other relationships with the person who owns the shares, Harris Associates may be deemed to be the beneficial owner of 5,273,314 shares of common stock.

(5)
Based solely on information contained in a Schedule 13G/A filed with the SEC by Iridian Asset Management LLC (“Iridian”) on January 29, 2015. Iridian reported that, as of December 31, 2014, it had shared voting and dispositive power with respect to 5,894,248 shares of common stock. As a result of their indirect controlling ownership and serving as joint Chief Investment Officers of Iridian, David L. Cohen and Harold J. Levy may be deemed to share with Iridian the voting and dispositive power with respect to, and to possess beneficial ownership of, 5,894,248 shares of common stock. Each of Messrs. Cohen and Levy disclaim beneficial ownership of such shares. Mr. Levy also has direct beneficial ownership of 54,568 shares of common stock owned directly by him.

(6)
Based solely on information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2015. Vanguard reported that, as of December 31, 2014, it had sole voting power of 95,430 shares of common stock, sole dispositive power of 6,855,795 shares of common stock, and shared dispositive power of 82,448 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 57,348 shares of common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 63,182 shares of common stock as a result of its serving as investment manager of Australian investment offerings.

BENEFICIAL OWNERSHIP

Directors and Executive Officers
The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and Named Executive Officers, and all of our directors and executive officers as a group, as of March 31, 2015. Shares beneficially owned include shares over which a person has or shares voting or investment power (whether or not vested). Percentages are based on 96,876,512 shares of our common stock outstanding on March 31, 2015.

Individual or Group	Number of Shares Beneficially Owned(1)(2)	Percent of Class
J. Bernbach	5,094	*
J. Carlson	5,337	*
M. Emmert	15,456	*
S. Heyer	40,140	*
D. Hileman	15,572	*
A. Kayne	56,369	*
R. Kraft	43,338	*
S. Leno	8,419	*
K. Marriner	15,676	*
N. Sahney	162,565	*
B. Schochet	16,747	*
J. Shelton	119,422	*
A. Wallman	41,075	*
J. Workman	84,873	*
All directors and executive officers as a group(3) (14 persons)	557,883	0.58%

*	Less than 1%

(1)
Shares of common stock beneficially owned includes shares that may be acquired pursuant to the exercise of outstanding stock options within 60 days as follows: Mr. Heyer, 1,266 shares; Mr. Kayne, 9,026 shares; Mr. Sahney, 24,068 shares; Mr. Shelton, 1,506 shares; and Ms. Wallman, 4,270 shares.

(2)	Includes shares held in the Employees’ Savings and Investment Plan (our 401(k) plan) as follows: Mr. Hileman, 606 shares; Mr. Sahney, 141 shares; and Mr. Workman, 36 shares.

(3)	Includes an aggregate of 40,136 stock options that are currently exercisable or will become exercisable within 60 days.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers (as defined in Rule 16a-1 under the Exchange Act) and any persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely on our records, filings with the SEC and written representations from certain reporting persons, we believe that each person who, at any time during fiscal 2014, was our director or officer (as defined in Rule 16a-1 under the Exchange Act) or beneficially owned more than 10% of our common stock, timely filed all reports required to be filed by Section 16(a) of the Exchange Act in fiscal 2014, with the exception of one director, Mr. Carlson, who filed a late amended Form 3 in 2014 with respect to certain convertible debentures that were inadvertently omitted from his Form 3 filed on July 8, 2013.

2016 ANNUAL MEETING MATTERS

2016 ANNUAL MEETING MATTERS
Our Bylaws provide that no business may be brought before our annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary (containing certain information specified in our Bylaws about the stockholder and the proposed business) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. For business proposed by a stockholder to be eligible to be brought before our 2016 annual meeting of stockholders, the stockholder’s notice of proposed business must be received by our Corporate Secretary between January 22, 2016 and February 21, 2016.
Any stockholder proposal intended to be considered for inclusion in our proxy materials for presentation at the 2016 annual meeting of stockholders must be in writing and received by our Corporate Secretary not later than December 19, 2015. If any stockholder who intends to propose any other matter to be acted on at the 2016 annual meeting of stockholders does not inform us of such matter by February 21, 2016, the persons named as proxies for the 2016 annual meeting of stockholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Cash Earnings per Diluted Share (“EPS”)

	For the year ended December 31,
	2014	2013	2012
EPS from continuing operations	$1.74	$0.78	$1.52
Special items:
Settlement, litigation and other related charges (a)	0.22	1.11	0.27
Other charges (b)	0.80	0.59	0.34
Amortization of discount on convertible notes (c)	0.14	0.14	0.13
Debt redemption costs (c)	0.07	0.03	0.07
Total special items per share	1.23	1.87	0.81

Cash EPS adjustments	0.75	0.78	0.78
Adjusted cash EPS from continuing operations	$3.72	$3.43	$3.12
Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”)

	For the year ended December 31,
	2014	2013	2012
	(in thousands)
Net income (loss)	$144,527	$(43,432)	$194,874
(Loss) income from discontinued operations	(39,685)	(128,324)	22,931
Income from continuing operations	184,212	84,892	171,943
Income tax provision	113,154	89,092	103,289
Income from continuing operations before income taxes	297,366	173,984	275,232
Interest expense, net of investment income	129,947	123,870	135,103
Operating income	427,313	297,854	410,335
Adjusted depreciation and amortization:
Depreciation and amortization	132,294	132,960	128,537
Amortization of discount on convertible notes (c) (d)	(23,551)	(24,567)	(24,073)
Adjusted depreciation and amortization	108,743	108,393	104,464

EBITDA from continuing operations	536,056	406,247	514,799
Special items:
Settlement, litigation and other related charges (a)	42,818	167,465	49,375
Other charges (b)	139,253	99,802	65,713
Total EBIT special items	182,071	267,267	115,088

Adjusted EBITDA from continuing operations	$718,127	$673,514	$629,887
(a) See “Note 18—Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(b) See “Other charges” under “Note 1—Description of Business and Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(c) See “Note 11—Debt” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(d) This amount is not included in operating income, but is included in the depreciation and amortization expense amount being added back. Accordingly, this amount must be eliminated from the depreciation and amortization expense amount to properly compute EBITDA and adjusted EBITDA.

A-1

APPENDIX A

Adjusted Return on Equity

	For the year ended December 31,
	2014	2013	2012
	(in thousands, except percentages)
Adjusted cash earnings
Income from continuing operations	$184,212	$84,892	$171,943
Special items, net of taxes:
Settlement, litigation and other related charges (a)	42,818	167,465	49,375
Other charges (b)	139,253	99,802	65,713
Amortization of discount on convertible notes (c)	23,551	24,567	24,073
Debt redemption costs (c)	12,742	4,784	12,363
Total special items	218,364	296,618	151,524
Total special items - after tax	130,999	204,623	91,711

Cash EPS adjustments	80,163	85,860	88,388
Adjusted cash earnings from continuing operations	$395,374	$375,375	$352,042

Adjusted equity
Total stockholders’ equity	$2,588,721	$2,740,803	$3,505,712
Convertible debt (c)	151,706	331,101	—
Adjusted equity	$2,740,427	$3,071,904	$3,505,712

Adjusted return on equity	14.4%	12.2%	10.0%
(a) See “Note 18—Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(b) See “Other charges” under “Note 1—Description of Business and Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.
(c) See “Note 11—Debt” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.

A-2

PROXY CARD

Omnicare

OMNICARE, INC.
900 OMNICARE CENTER
201 EAST 4TH STREET
CINCINNATI, OH 45202

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date, May 20, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date, May 20, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to ensure that your vote is received prior to the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M85989-P59566

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OMNICARE, INC.

The Board of Directors recommends you vote FOR all nominees listed:

1. Election of Directors	For	Against	Abstain
1a. John L. Bernbach	☐	☐	☐
1b. James G. Carlson	☐	☐	☐
1c. Mark A. Emmert	☐	☐	☐
1d. Steven J. Heyer	☐	☐	☐
1e. Sam R. Leno	☐	☐	☐
1f. Nitin Sahney	☐	☐	☐
1g. Barry P. Schochet	☐	☐	☐
1h. James D. Shelton	☐	☐	☐
1i. Amy Wallman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date

Signature (Joint Owners) | Date

PROXY CARD

April 17, 2015

To Participants of Omnicare Retirement and Savings Plans: We are writing to you in connection with the Annual Meeting of Stockholders of Omnicare, Inc. to be held on May 21, 2015. Under the terms of certain Omnicare retirement and savings plans (any of such plans, a "Plan"), each participant of such Plan has the right to instruct the Trustee of such Plan on how to vote the eligible shares of Omnicare stock allocated to his or her account. Enclosed for your information is a copy of the proxy solicitation material for Omnicare's 2015 Annual Meeting of Stockholders. Also attached is a form to provide the Charles Schwab Trust Company, as trustee of each Plan, with confidential instructions on how to vote the eligible shares of Omnicare stock allocated to your Plan. Upon receipt of your vote, the Charles Schwab Trust Company will vote the shares of Omnicare stock, as instructed, at the Annual Meeting of Stockholders to be held on May 21, 2015, or at any postponement or adjournment thereof. Further, we wish to assure you that the Charles Schwab Trust Company as well as Broadridge, Tabulator for the Trustees, have been advised that the instructions received from individual participants will not be divulged or released to any outside person, including officers or employees of Omnicare, Inc. The Charles Schwab Trust Company, however, has the right, as trustee, to vote any shares of Omnicare stock for which voting instructions have not been received, or where shares are not vested or allocated, in the same proportion and in the same manner as shares in the other stock accounts are voted. We look forward to seeing many of you at the Annual Meeting.

Nitin Sahney, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, the Proxy Statement and the 2014 Annual Report to Stockholders are available at www.proxyvote.com.

M85990-P59566

OMNICARE, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, MAY 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder(s) hereby appoint(s) Nitin Sahney, Robert O. Kraft and Alexander M. Kayne, and each of them, with full power of substitution, to vote as indicated herein all shares of common stock of Omnicare, Inc. held of record by the undersigned at the close of business on March 31, 2015, at the Annual Meeting of Stockholders of Omnicare, Inc. to be held on Thursday, May 21, 2015, and at any postponements or adjournments thereof, with all powers that the undersigned would have if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all nominees for director listed in proposal 1 and FOR proposals 2 and 3. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side